QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MINDSPEED TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	Fee not required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MINDSPEED TECHNOLOGIES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 7, 2008

To our Stockholders:

        Our 2008 annual meeting of stockholders will be held on April 7, 2008, beginning at 2:00 p.m. Pacific Daylight Saving Time, at The Westin South Coast Plaza, located at 686 Anton Boulevard, Costa Mesa, California 92626. At the meeting, the holders of our outstanding common stock will act on the following matters:

  1.
  election of three directors, each for a term of three years;

  2.
  ratification of the appointment of our independent registered public accounting firm for the 2008 fiscal year;

  3.
  approval of an amendment to our certificate of incorporation to effect a reverse stock split of our common stock by a ratio of between one-for-three and one-for-eight shares, at the discretion of the board of directors, and to reduce the number of authorized shares of our common stock by the same ratio; and

  4.
  such other business as may properly come before the meeting.

        All holders of record of shares of our common stock (NASDAQ: MSPD) at the close of business on February 7, 2008, are entitled to vote at the meeting and any postponements or adjournments of the meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. If you have internet access, we encourage you to record your vote via the internet. It is convenient, and it saves us postage and processing costs. In addition, when you vote via the internet, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote via the internet, please vote by telephone or by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope. Submitting your proxy by either internet, telephone or proxy card will not affect your right to vote in person if you decide to attend the annual meeting.

IF YOU PLAN TO ATTEND:

        Registration will begin at 1:00 p.m. and seating will begin at 1:30 p.m. Each stockholder will need to bring an admission ticket and valid picture identification, such as a driver's license or passport, for admission to the meeting. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting and all mobile phones must be silenced during the meeting. We realize that many mobile phones have built-in digital cameras, and while these phones may be brought into the meeting, the camera function may not be used at any time.

                      By Order of the Board of Directors,

                      SIMON BIDDISCOMBE
                       Senior Vice President, Chief Financial Officer,
                      Treasurer and Secretary

February 25, 2008
Newport Beach, California

MINDSPEED TECHNOLOGIES, INC.
4000 MacArthur Boulevard, East Tower
Newport Beach, California 92660

PROXY STATEMENT

        This proxy statement contains information related to our annual meeting of stockholders to be held on Monday, April 7, 2008, beginning at 2:00 p.m. Pacific Daylight Saving Time, at The Westin South Coast Plaza, located at 686 Anton Boulevard, Costa Mesa, California 92626, and at any postponements or adjournments of the meeting. Your proxy for the meeting is being solicited by the board of directors. This proxy statement and our annual report on Form 10-K are first being mailed to stockholders beginning on or about February 29, 2008.

ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

        At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including the election of directors, ratification of the appointment of our independent registered public accounting firm, and approval of an amendment to our certificate of incorporation to effect a reverse stock split and reduce our authorized common stock. In addition, management will report on the performance of our company and respond to questions from stockholders.

Who can attend the meeting?

        Subject to space availability, all stockholders as of February 7, 2008, the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 1:00 p.m. and seating will begin at 1:30 p.m. If you plan to attend the meeting, please note that you will need to bring your admission ticket and valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting and all mobile phones must be silenced during the meeting. We realize that many mobile phones have built-in digital cameras, and while these phones may be brought into the meeting, the camera function may not be used at any time.

        Please also note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

Who is entitled to vote at the meeting?

        Only stockholders of record at the close of business on the record date for the meeting are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. There were 117,664,875 shares of our common stock outstanding on the record date.

What are the voting rights of the holders of the company's common stock?

        Each share of our common stock outstanding on the record date will be entitled to one vote on each matter considered at the meeting.

What is a quorum?

        A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting. For the annual meeting, the presence, in person or by proxy, of the holders of at least 58,832,438 shares, which is a simple majority of the 117,664,875 shares outstanding as of the record date, will be considered a quorum allowing votes to be taken and counted for the matters before the stockholders.

        If you are a registered stockholder, you must deliver your proxy by mail, internet or telephone or attend the annual meeting in person and vote in order to be counted in the determination of a quorum. If you are a "street name" stockholder, your broker will vote your shares pursuant to your proxy directions and such shares will count in the determination of a quorum. If you do not respond to the proxy or provide any directions to your broker, your shares will still count for purposes of attaining a quorum and your broker will vote your shares in its discretion on proposals 1, 2 and 3. If you are a member of a retirement savings plan or other similar plan, the trustee or administrator of the plan will vote according to your directions and the rules of the plan, which may result in your shares being counted in the determination of a quorum even if you do not provide voting directions.

How do I vote?

        If you are a registered stockholder, you may submit your proxy by mail, internet or telephone. The designated proxy will vote according to your instructions. You may also attend the meeting and deliver a proxy card to be voted in the same manner or you may personally vote by ballot.

        If you are a "street name" stockholder, your properly signed and returned proxy card will be tabulated and voted by your broker. If you are a "street name" stockholder, in order to vote at the meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares, because the broker or nominee is the legal, registered owner of the shares. If you have the broker's proxy, you may vote by ballot or you may complete and deliver another proxy card in person at the meeting.

        If you are a member of a retirement or savings plan or other similar plan, you may submit your voting directions by mail, internet or telephone. The trustee or administrator of the plan will vote according to your directions and the rules of the plan.

Can I vote by telephone or the internet?

        If you are a registered stockholder, you may submit your proxy by telephone or the internet, by following the instructions included with your proxy card. The deadline for submitting your proxy by telephone or the internet is 11:59 p.m., Eastern Daylight Saving Time, on April 6, 2008.

        If your shares are held in "street name," please check your proxy card or contact your broker or nominee to determine whether you will be able to deliver your proxy by telephone or the internet.

        If you are a member of a retirement or savings plan or other similar plan, you may deliver your voting directions by telephone or the internet, by following the instructions included with your direction card. The deadline for submitting your voting instructions by telephone or the internet is 11:59 p.m., Eastern Daylight Saving Time, on April 2, 2008.

Can I change my vote after I return my proxy or direction card?

        If you are a registered stockholder, you may revoke or change your vote at any time before the proxy card is exercised by filing with our secretary either a written notice of revocation or a duly executed proxy bearing a later date. At the meeting, you may revoke or change your vote by submitting another proxy to the inspector of elections or voting by ballot. Your attendance at the meeting will not by itself revoke a previously granted proxy.

        If your shares are held in "street name" or you are a member of a retirement or savings plan or other similar plan, please check your proxy or direction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.

What are the board's recommendations?

        The board recommends that you vote:

  •
  for election of the nominated slate of directors (see proposal 1);

  •
  for ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008 (see proposal 2); and

  •
  for approval of an amendment to our certificate of incorporation to effect a reverse stock split of our common stock and to reduce the number of authorized shares of common stock (see proposal 3).

What vote is required to approve each proposal?

    Election of Directors

        Directors are elected by a plurality of votes cast. This means that the three directors receiving the most votes cast at the meeting will be elected to serve for the next three years. Only votes cast "for" are counted in determining whether a plurality has been cast in favor of a director. A properly executed proxy marked "withhold authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes, while included for purposes of attaining a quorum, will have no effect on the vote on this matter.

    Ratification of Accounting Firm

        For the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. A properly executed proxy marked "abstain" with respect to the proposal will not be voted, although it will be counted for purposes of determining the total number of shares necessary for approval of such proposal. Accordingly, an abstention or a broker non-vote will have the effect of a negative vote.

    Amendment to Certificate of Incorporation to Effect a Reverse Stock Split and Reduce Authorized Common Stock

        For the proposal to approve an amendment to our certificate of incorporation to effect a reverse stock split and reduce the number of authorized shares of common stock, the affirmative vote of the holders of a majority of the outstanding shares of common stock will be required to approve the amendment and authorize the board of directors to effect such amendment. As a result, an abstention or a broker non-vote will have the effect of a negative vote.

    Street Name Shares and Broker Non-Votes

        If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some proposals. "Broker non-votes" are shares as to which a broker or nominee does not vote, or has indicated that it does not have discretionary authority to vote. For this meeting, if you do not give specific instructions, your broker or nominee may cast your vote in its discretion for proposal 1, the election of directors, for proposal 2, the ratification of the appointment of our independent registered public accounting firm, and for proposal 3, approval of an amendment to our certificate of incorporation to effect a reverse stock split and to reduce the number of authorized shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

How many shares of the company's common stock do the directors, executive officers and certain beneficial owners own?

        To our knowledge, the following table sets forth information regarding the beneficial ownership of the 117,491,552 shares of our common stock outstanding on January 31, 2008, by each person who is known to us, based upon filings with the SEC, to beneficially own more than 5% of our common stock, each of our directors, each executive officer named in the "Summary Compensation Table" below and all current directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment power with respect to the stock listed.

	Common Stock(1)
Name	Shares	Percent of Class
5% Stockholders
CNH Partners, LLC(2) Residence Two, Greenwich Plaza Greenwich, CT 06830	8,225,108	6.5%
Conexant Systems, Inc.(3) 4000 MacArthur Blvd., West Tower Newport Beach, CA 92660	30,000,000	20.3%
FMR Corp.(4) 82 Devonshire Street Boston, Massachusetts 02109	14,107,699	12.0%
Trivium Capital Management, LLC(5) 600 Lexington Avenue, 23rd Floor New York, NY 10022	11,584,023	9.9%
Directors
Dwight W. Decker(6)	1,306,772	1.1%
Donald H. Gips(6)	80,000	*
Raouf Y. Halim(6)	1,964,944	1.6%
Michael T. Hayashi(6)	63,000	*
Ming Louie(6)	115,000	*
Thomas A. Madden(6)	115,000	*
Jerre L. Stead(6)	216,316	*
Named Executive Officers
Simon Biddiscombe(6)	643,365	*
Gerald J. Hamilton(6)(7)	213,907	*
Thomas J. Medrek(6)	683,217	*
Wayne K. Nesbit(6)(7)(8)	390,741	*
All current directors and executive officers as a group (16 persons)(6)	6,553,195	5.4%

*
Represents less than 1% of our outstanding common stock

(1)
Unless otherwise indicated, each person's address is c/o Mindspeed Technologies, Inc., 4000 MacArthur Boulevard, East Tower, Newport Beach, California 92660. If a stockholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of January 31, 2008, we treat the common stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate that stockholder's percentage ownership of our common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other stockholder.

(2)
Represents shares of our common stock issuable upon conversion of our convertible notes. Pursuant to a Schedule 13G filed on February 7, 2007, each of CNH Partners, LLC and CNH CA Master Account L.P. has identified itself as having shared power to vote or direct the vote of the reported number of shares.

(3)
In connection with the spin-off of our company from Conexant Systems, Inc. in June 2003 and the distribution of our common stock by Conexant to its stockholders, we issued Conexant a warrant to purchase 30 million shares of common stock at a price of $3.408 per share (subject to adjustment in certain circumstances), exercisable through June 27, 2013. The warrants may not be exercised to the extent that such exercise would result in the holder of the warrants owning at any one time more than 10% of our outstanding common stock.

(4)
This information is based on a Schedule 13G filed on September 10, 2007, by FMR Corp., Edward C. Johnson and Fidelity Research and Management Company. Fidelity is a wholly-owned subsidiary of FMR, which is controlled by Mr. Johnson and members of his family. Through control of Fidelity, Mr. Johnson and FMR have sole dispositive power over the 14,107,699 shares owned by Fidelity. The voting power of these shares is held by Fidelity's Board of Trustees. Mr. Johnson and FMR also have dispositive and voting power over 90,800 shares owned by Pyramis Global Advisers, an indirect wholly-owned subsidiary of FMR.

(5)
This information is based on a Schedule 13G/A filed on December 10, 2007, by Trivium Capital Management, LLC and Trivium Offshore Fund, Ltd. Trivium Capital Management has shared voting power over 11,146,054 shares and shared dispositive power over 11,584,023 shares. Trivium Offshore Fund has shared voting and dispositive power over 10,065,173 shares.

(6)
Includes shares that could be purchased by exercise of options on January 31, 2008, or within 60 days thereafter, as follows: 1,204,526 for Mr. Decker; 60,000 for Mr. Gips; 1,742,935 for Mr. Halim; 35,000 for Mr. Hayashi; 90,000 for Mr. Louie; 90,000 for Mr. Madden; 168,656 for Mr. Stead; 453,513 for Mr. Biddiscombe; 120,937 for Mr. Hamilton; 510,887 for Mr. Medrek; and 4,969,557 for the current directors and executive officers as a group.

(7)
Includes shares in which the individual has shared investment power due to marital dissolution proceedings.

(8)
Mr. Nesbit resigned his employment effective January 3, 2008.

BOARD OF DIRECTORS

Election of Directors

How is the board made up?

        Our certificate of incorporation provides for a board consisting of three classes of directors with overlapping three-year terms. One class of directors is elected each year with a term extending to the third succeeding annual meeting after election. Our certificate of incorporation also provides that each of the three classes be as nearly equal in number as the then total number of directors permits.

Which directors are up for election?

        The three directors in Class II, Messrs. Hayashi, Louie and Madden, are up for election at the 2008 annual meeting to serve for a term expiring at our annual meeting in 2011.

What are their backgrounds?

        Mr. Hayashi, 51, has been a director since August 2005. He has been the senior vice president, advanced engineering and technologies, of Time Warner Cable, Inc. (cable television) since May 2002. Mr. Hayashi was the vice president, advanced technologies, of Time Warner Cable from July 1993 to May 2002.

        Mr. Louie, 61, has been a director since June 2003. Mr. Louie co-founded and has served as the managing director and a director of Mobile Radius, Inc. (mobile internet data services) since March 2002. Mr. Louie served as the China President of the GSM Association (global trade association—wireless technology) from October 2003 to May 2005. He also has been the managing director of Dynasty Capital Services LLC (consulting) since January 2002. Mr. Louie served as president of Qualcomm Greater China (wireless communications) from May 2000 to October 2001 and as vice president, business development, of Globalstar Communications Limited (satellite telecommunications) from January 1989 to May 2000.

        Mr. Madden, 54, has been a director since June 2003. He was the executive vice president and chief financial officer of Ingram Micro Inc. (computer technology services) from July 2001 through April 2005. He served as senior vice president and chief financial officer of ArvinMeritor, Inc. (automotive components) from October 1997 to July 2001. He currently serves as a director of FreightCar America, Inc. (manufacturing and rebuilding—railroad freight cars), Champion Enterprises, Inc. (manufacturing—factory built housing) and Intcomex, Inc. (computer part distribution).

Who are the remaining directors?

Class I Directors*—continuing directors with terms expiring at the 2010 annual meeting

*
Donald R. Beall, who previously served as a Class I director, retired from the board of directors effective November 15, 2007.

        Mr. Gips, 47, has been a director since May 2004. He has been the group vice president in charge of global corporate development of Level 3 Communications, Inc. (communications and information services) since February 2001, and he was Level 3's group vice president overseeing global marketing and sales, as well as all of its lines of business and marketing and sales strategies from May 2000 to February 2001. Mr. Gips is also a director of Mobile Satellite Ventures (mobile satellite services).

        Mr. Stead, 65, has been a director since June 2003. He has been chairman of the board of IHS, Inc. (software) since December 2000 and he has acted as chief executive officer of IHS since

September 2006. Prior to that, he was chairman of the board and chief executive officer of Ingram Micro (computer technology services) from August 1996 to May 2000. Mr. Stead is a director of Brightpoint, Inc. (electronics distribution) and Conexant (semiconductors—broadband communications). He is also chairman of the board of the Center of Ethics and Values at Garrett Seminary on the Northwestern University campus.

Class III Directors—continuing directors with terms expiring at the 2009 annual meeting

        Mr. Decker, 57, has been a director since January 2002 and our non-executive chairman of the board since June 2003. Mr. Decker has been chairman of the board of Conexant since December 1998, serving as the non-executive chairman of the board from February 2004 until November 2004 and again since July 2007. He served as the chief executive officer of Conexant from January 1999 to February 2004 and from November 2004 to July 2007. Mr. Decker is also the non-executive chairman of the board of Skyworks Solutions, Inc. (semiconductors—wireless communications), and serves as a director of Newport Media, Inc. (semiconductors—broadcast media), BCD Semiconductor Manufacturing Limited (semiconductors—analog) and Pacific Mutual Holding Company (life insurance products). He also serves as a director or member of numerous professional and civic organizations.

        Mr. Halim, 48, has been a director since January 2002 and our chief executive officer since June 2003. He was the senior vice president and chief executive officer of the internet infrastructure business of Conexant from February 2002 to June 2003 and the senior vice president and general manager, network access division, of Conexant from January 1999 to February 2002.

Board Committees and Meetings; Director Independence

Who is the chairman of the board?

        Mr. Decker has served as chairman of the board since June 2003.

How often did the board meet during fiscal year 2007?

        The board met five times during fiscal year 2007. Each director is expected to attend each meeting of the board and of those committees on which he serves. Except for Mr. Gips, all of our directors attended at least 75% of all applicable board and committee meetings during fiscal year 2007. We usually schedule meetings of the board on the same day as our annual meetings, and when this schedule is followed, it is the policy of the board that directors are expected to attend our annual meetings. All directors attended the annual meeting of stockholders in March 2007.

How does the board determine which directors are considered independent?

        Each year prior to the annual meeting, the board reviews and determines the independence of its directors. During this review, the board considers transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates. The board measures these transactions and relationships against the independence requirements of the SEC and The NASDAQ Stock Market, LLC. As a result of this review, the board affirmatively determined that Messrs. Decker, Gips, Hayashi, Louie, Madden and Stead, are "independent" in accordance with the applicable rules of NASDAQ.

What is the role of the primary board committees?

        The board has standing audit, governance and board composition, and compensation and management development committees. The table below provides membership and meeting information for each of the committees in fiscal year 2007.

Name	Audit	Governance and Board Composition	Compensation and Management Development
Donald R. Beall		X	Chair
Donald H. Gips	X	X
Michael T. Hayashi		X	X
Ming Louie	X	X
Thomas A. Madden	Chair	X	X
Jerre L. Stead	X	Chair	X
Number of meetings during fiscal year 2007	8	5	5

        Mr. Beall retired from the board of directors on November 15, 2007. In January 2008, Mr. Gips was appointed to take Mr. Beall's place as the chairman of the compensation committee, and Mr. Decker was appointed to replace Mr. Stead as the chairman of the governance committee. Mr. Stead will remain a member of the governance committee.

    Audit Committee

        The audit committee assists the board in overseeing our accounting and financial reporting processes and audits of our financial statements. It is directly responsible for the appointment, compensation, retention, and oversight of the work of the independent registered public accounting firms we engage. It reviews the independent registered public accounting firm's audit of the financial statements and its report thereof; our system of internal control over financial reporting and management's evaluation and the independent registered public accounting firm's audit thereof; the independent registered public accounting firm's annual management letter; various other accounting and auditing matters; and the independence of the auditing registered public accounting firm. The committee reviews and pre-approves all audit and non-audit services performed by our independent registered public accounting firm, other than as may be allowed by applicable law.

        The audit committee also reviews and approves the appointment or change of our director of internal audit. The committee reviews and approves any proposed related party transactions (unless such transactions are approved by another independent body of the board). It has established procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting and auditing matters. The committee meets with management to review any issues related to matters within the scope of its duties. The committee has the power to conduct or authorize investigations into any matter within its scope of responsibilities and may engage independent legal, accounting and other advisers as it determines necessary.

        The charter of the committee is available on our website (www.mindspeed.com). The board has determined that all of the members of the committee are "independent" in accordance with Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, the applicable rules of NASDAQ and our board membership criteria. All of the committee members also meet the audit committee composition requirements of NASDAQ. The board has determined that Mr. Madden, the chairman of the audit committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and that he has accounting and related financial management expertise within the meaning of the applicable rules of NASDAQ. Mr. Madden's experience is discussed above under the caption "Board of Directors—Election of Directors."

    Governance and Board Composition Committee

        The governance committee reviews with the board, on an annual basis or more frequently as needed, our corporate governance guidelines and the board's committee structure and membership. The committee annually establishes a framework for the evaluation of our chief executive officer. The committee recommends nominees for election at each annual meeting and nominees to fill any board vacancies. The committee recommended to the board Messrs. Hayashi, Louie and Madden for re-election at the 2008 annual meeting. When needed, the committee leads the search for qualified director candidates by defining the experiential background and qualifications for individual director searches and engaging third-party search firms to source potential candidates and coordinate the logistics of each search. The committee also has the power to engage outside advisors and counsel to assist the committee.

        The committee prepares, not less frequently than every three years, and submits to the board, for adoption by the board, a list of selection criteria to be used by the committee. The committee will consider director candidates recommended by our stockholders pursuant to our procedures described below under the caption "Other Matters—Stockholder Proposals." The selection criteria for director candidates include the following:

  •
  Each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and reputation for working constructively with others.

  •
  Each director should have sufficient time available to devote to the affairs of our company in order to carry out the responsibilities of a director.

  •
  Each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director. This excludes from consideration officers of companies in direct or substantial competition with our company and major or potential major customers, suppliers or contractors.

        The committee's charter is available on our website (www.mindpseed.com). The board has determined that all of the members of the committee are "independent" in accordance with applicable rules of NASDAQ and our board membership criteria.

    Compensation and Management Development Committee

        The compensation committee recommends to the board compensation and benefits for non-employee directors; reviews and approves, on an annual basis, the corporate goals and objectives with respect to compensation of our chief executive officer pursuant to the framework developed by the governance committee; determines salaries for all executive officers and reviews annually the salary plan for other executives in general management positions; reviews standard base pay, incentive compensation, deferred compensation and all equity-based plans and recommends changes in such plans as needed; reviews annually the performance of our chief executive officer and other senior executives; assists the board in developing and evaluating potential candidates for executive positions; oversees the development of executive succession plans; and reviews and discusses the Compensation Discussion and Analysis with management and gives its recommendation to the board on whether the Compensation Discussion and Analysis should be included in our proxy statement and annual report on Form 10-K.

        The charter of the committee is available on our website (www.mindspeed.com). The board has determined that all of the members of the committee are "independent" in accordance with applicable rules of NASDAQ and our board membership criteria. The compensation committee has the authority to engage services of outside advisors, experts and others to assist the committee. Our human resources department supports the committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering our compensation programs. In addition, the committee reviews its charter at least annually, and recommends any proposed changes to the board for approval.

        During the course of fiscal year 2007, management and the board of directors engaged Semler Brossy Consulting Group, LLC to consult and assist in the determination of executive compensation. The engagement specifically called for an analysis of our stock plan summaries and provisions and trends in equity participation. The companies analyzed in this engagement were the companies listed as peer companies below under the caption "Executive Officer and Director Compensation—Compensation Discussion and Analysis—Objectives of Compensation Programs and Compensation Program Design—Peer Group." The engagement covered information on equity practices, such as burn rates, overhang, forms of equity and allocation of equity awards between officers and non-officers. Semler Brossy also analyzed trends, including changes in equity participation eligibility and the mix of cash and equity in total compensation.

Stockholder Communications with Directors

        Stockholders and other parties interested in communicating directly with any individual director, including the chairman, the board as a whole, or the non-management directors as a group may do so by writing to Mindspeed Technologies, Inc., 4000 MacArthur Boulevard, East Tower, Newport Beach, California 92660, Attention: Secretary. Our secretary reviews all such correspondence and regularly forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the secretary, deals with the functions of the board or its committees, or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the board and may request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters.

Compensation Committee Interlocks and Insider Participation

        No member of the compensation committee during fiscal year 2007 was a current or former officer or employee of our company. There are no compensation committee interlocks between our company and other entities involving our executive officers and board members who serve as executive officers or board members of such other entities. No member of the committee had any relationship requiring disclosure below under the caption "Certain Relationships and Related Transactions."

EXECUTIVE OFFICERS

        The table below sets forth certain information concerning our executive officers as of January 31, 2008.

Name	Age	Title
Raouf Y. Halim	48	Chief Executive Officer
Simon Biddiscombe	40	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Najabat H. Bajwa	30	Senior Vice President and General Manager, Lightspeed Connectivity Solutions
Kurt F. Busch	37	Senior Vice President and General Manager, High-Performance Analog
Ron Cates	50	Senior Vice President and General Manager, Wide Area Networking
Gerald J. Hamilton	54	Senior Vice President, Worldwide Sales
Thomas J. Medrek	52	Senior Vice President and General Manager, Multiservice Access
Thomas O. Morton	53	Senior Vice President, Human Resources
Thomas A. Stites	52	Senior Vice President, Communications
Preetinder S. Virk	44	Senior Vice President and General Manager, Enterprise and Customer Premise Equipment

        There are no family relationships among the individuals serving as our directors or executive officers. Set forth below are the name, office and position held with our company and principal occupations and employment during the past five years of each of our executive officers. Biographical information on Mr. Halim is discussed above under the caption "Board of Directors—Election of Directors—Class III Directors."

        Mr. Biddiscombe has been our senior vice president, chief financial officer and treasurer since June 2003. He was elected our secretary in April 2004. Mr. Biddiscombe previously served as the vice president, finance, and controller of the internet infrastructure business of Conexant from December 2000 to June 2003. He was the senior vice president and chief financial officer from May 1999 to December 2000 and the chief operating officer from May 2000 to December 2000 of Wyle Electronics (distributor of semiconductor products).

        Mr. Bajwa has been our senior vice president and general manager, lightspeed connectivity solutions, since October 2007. Mr. Bajwa previously served as our vice president of marketing and applications engineering from October 2006 to October 2007, executive director of marketing from April 2006 to October 2006 and director of marketing from August 2003 to April 2006 for our optical communications IC product line. Prior to joining us, Mr. Bajwa was the director, navigation business, of Agilent Technologies, Inc. (electronic measurement devices and services) from November 2002 to August 2003.

        Mr. Busch has been our senior vice president and general manager, high-performance analog, since October 2007. Mr. Busch previously served as our vice president of marketing and applications for our switching and signal conditioning product line from November 2006 to October 2007 and our executive director of business development from January 2006 to November 2006. Prior to joining us, Mr. Busch was a business development manager of Analog Devices, Inc. (signal processing solutions) from November 2003 to December 2005 and the vice president of marketing and president of the U.S. subsidiary of TeraCross Ltd. (semiconductor manufacturer) from November 2001 to November 2003.

        Mr. Cates has been our senior vice president and general manager, wide area networking, since May 2007. Prior to joining us, he was the vice president of North American sales and marketing of

Metalink Ltd. (broadband communications) from October 2004 to May 2007. Mr. Cates also served as the vice president of marketing of Solarflare Communications, Inc. (vendor of ethernet products) from June 2003 to September 2004 and the vice president of sales and marketing of Peregrine Semiconductor Corp. (semiconductor manufacturer and designer) from September 2001 to June 2003.

        Mr. Hamilton has been our senior vice president, worldwide sales, since July 2006. Mr. Hamilton previously served as our vice president of sales for the Asia Pacific region from June 2003 to July 2006. He served as the vice president of sales for the Asia Pacific region of Conexant from September 2001 to June 2003.

        Mr. Medrek has been our senior vice president and general manager, multiservice access, since June 2004. Mr. Medrek previously served as our senior vice president and general manager, broadband internetworking systems, from June 2003 to June 2004. Mr. Medrek served as the vice president and general manager, broadband internetworking systems, of Conexant from February 2001 to June 2003 and the vice president of marketing, broadband internetworking systems, of Conexant from March 2000 to February 2001.

        Mr. Morton has been our senior vice president, human resources, since October 2007. Mr. Morton previously served as our vice president, human resources, from August 2003 to October 2007 and our executive director, human resources, from June 2003 to August 2003. He served as the executive director, human resources, of Conexant from January 1999 to June 2003.

        Mr. Stites has been our senior vice president, communications, since June 2003. Mr. Stites previously served as the senior vice president, communications, of Conexant from December 1999 to June 2003.

        Mr. Virk has been our senior vice president and general manager, enterprise and customer premise equipment, since October 2007. Mr. Virk previously served as our vice president and business director for enterprise and customer premise equipment media processing solutions from February 2006 to October 2007, vice president of marketing for our voice-over-Internet Protocol/media processing solutions from January 2005 to February 2006, executive director of marketing from September 2004 to January 2005 and director of marketing from June 2003 to September 2004. He was the director of marketing, broadband internetworking systems, of Conexant from July 2001 to June 2003.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

        The following provides a brief overview of the more detailed disclosure set forth in the Compensation Discussion and Analysis below:

  •
  The objectives of our compensation program are to: (i) attract and retain talented executive officers; (ii) align the financial interests of executive officers with those of our stockholders; and (iii) pay for performance.

  •
  In making its fiscal year 2007 compensation decisions, the compensation committee consulted with a third-party compensation consultant and compared the compensation of our executive officers with a peer group of 14 other semiconductor companies.

  •
  Our executive compensation consists primarily of: (i) a base annual salary; (ii) incentive-based compensation; and (iii) long-term equity awards. We also provide certain perquisites to our executive officers.

  •
  We encourage a pay-for-performance environment by linking short-term incentive-based compensation to the achievement of overall company and individual performance goals. Achievement of performance goals by our named executive officers (as defined in the "Summary Compensation Table" below) during fiscal year 2007 ranged from 72% to 94%.

  •
  We use equity-based compensation as a means to align the interests of our executive officers with those of our stockholders and to preserve our cash on hand.

  •
  Following the conclusion of fiscal year 2007, we granted special bonuses with retention features to our chief executive officer and chief financial officer.

  •
  We have entered into change of control agreements with our executive officers, but our executive officers do not have employment or severance agreements.

  •
  We believe that our compensation program successfully achieves its objectives.

Objectives of Compensation Programs and Compensation Program Design

        The compensation committee establishes our executive compensation philosophy and oversees our executive compensation programs. Under the compensation committee's supervision, in fiscal year 2007, we implemented compensation policies, plans and programs intended to achieve the following objectives:

  •
  Attract and retain talented executive officers.    We are engaged in a very competitive and highly cyclical industry, and our success depends upon our ability to attract and retain qualified executives through competitive compensation arrangements.

  •
  Align the financial interests of executive officers with those of our stockholders.    We want and expect our executive officers to think and act in both the near-term and long-term interests of our stockholders.

  •
  Pay for performance.    We provide executive officers with incentive opportunities linked to achievement of both overall company and individual performance goals. Incentive programs are designed to reward business plan achievement.

        We carry out these objectives by providing market competitive salaries, achieving an appropriate mix of cash and equity compensation, setting compensation based on individual and overall company performance and occasionally granting retention bonuses.

Total Compensation Program Design

        The compensation committee considers the total compensation, earned or potentially available, of the executive officers in establishing each component of compensation. In its review, the committee considers information regarding our general industry and direct peer group, national surveys of other U.S. semiconductor and high technology companies, reports of our third-party compensation consultants and performance judgments as to the past and expected future contributions of individual executive officers.

        Our total compensation package generally includes a base annual salary, short-term incentive awards and long-term incentive awards. We target the short-term incentives of the chief executive officer to equal 100% of his base annual salary. We target the short-term incentives of all other named executive officers to equal 55% of their respective base annual salaries. The different incentive targets are a result of Mr. Halim's higher level of responsibility and the industry standard of providing the chief executive officer with higher incentive targets. In nearly all situations, our short-term incentive awards take the form of equity. We will occasionally provide non-equity incentive awards to recognize special achievement and value to our company or for competitive reasons.

        Our annual incentive compensation plan for the executive officers, including the chief executive officer, is based on both the overall financial performance of the company and the performance of the executive with respect to his individual assigned goals. In any given fiscal year, that performance is measured against the specific performance criteria adopted by the compensation committee for use in that particular fiscal year. Performance criteria typically include financial metrics, such as revenue growth, operating profitability and attainment of strategic business development goals. In addition, executive officer incentive compensation awards may be adjusted by an individual performance multiplier. The chief executive officer's annual incentive plan has the same components as the executive officer plan. This award may also be adjusted by the board based on individual performance. For all executive officers, the annual incentive award value is generally targeted at the median of corresponding awards for our peer group.

        The fiscal year 2007 base salaries and target incentives for the named executive officers are set forth in the table below.

Named Executive Officer	Base Annual Salary(1)	Target Incentive(2)
Raouf Y. Halim	$500,000	100%
Simon Biddiscombe	300,000	55%
Gerald J. Hamilton	240,000	55%
Thomas J. Medrek	300,000	55%
Wayne K. Nesbit	300,000	55%

(1)
Base annual salary is effective as of January 1, 2007. Some of the figures reported in this table will not match the figures reported in the "Summary Compensation Table" below because of the effective date, which does not correspond to our fiscal year.

(2)
Target incentive represents a target amount of base annual salary for short-term incentive awards.

Role of Executive Officers and Compensation Consultants in Compensation Decisions

        The compensation committee solicits recommendations from our chief executive officer for our other executive officers, and then reviews and approves the total compensation for all of our executive officers. The compensation committee may request additional information from the chief executive officer and may also solicit the perspective and input of third-party compensation consultants. In fiscal year 2007, the compensation committee elected to continue its engagement with a third-party compensation consultant, Semler Brossy.

        Semler Brossy was specifically engaged to consult on stock plan summaries and provisions and trends in equity participation. For fiscal year 2007, we provided Semler Brossy with a list of our peer companies and requested that it report on the practices of each. The report included information on equity practices, such as burn rates, overhang, forms of equity and allocation of equity awards between officers and non-officers. The report also included information on trends, including changes in equity participation eligibility and the mix of cash and equity in total compensation.

        Additional information on the peer companies that Semler Brossy examined is discussed below under the caption "Executive Officer and Director Compensation—Compensation Discussion and Analysis—Objectives of Compensation Programs and Compensation Program Design—Peer Group."

Goal Setting and Performance Evaluation

        Executive officer performance evaluations, including evaluations of the named executive officers, take place every year and are completed immediately following the conclusion of our fiscal year. To help achieve our strategic goals and annual objectives, we have developed an integrated performance management program, which has an overall purpose of strengthening results at the individual and organizational level. The program is designed to align individual performance with strategic business goals and annual objectives. It is intended to foster two-way communication to provide all employees, including executive officers, with the resources, information and support needed to be successful. The performance management program's primary objectives are to ensure that individual contributions and results are directed toward achieving our business plan based on our strategic and tactical goals. It also links rewards to performance and recognizes outstanding performance with corresponding compensation action. The process begins with establishing overall company and individual performance goals for the chief executive officer and for other executive officers at the beginning of the fiscal year. These goals are based on our annual operating plan, which is reviewed by the board.

        The chief executive officer's performance evaluation is coordinated by the chairman of the governance committee, with input from all independent board members. The chief executive officer is evaluated on performance against the annual operating plan, which is summarized in an annual score card. The score card contains a percent achievement reached for each company metric, as well as an overall weighted average achievement percentage on all company performance goals. An annual 360 degree feedback assessment is also conducted for purposes of providing additional developmental feedback to the chief executive officer. The chairman of the governance committee reviews the corporate performance score card and the 360 feedback results with the other board members, obtains their feedback on the chief executive officer's performance and completes the review. The governance committee then reports its findings to the compensation committee for use in its determination of appropriate compensation actions.

        The board frequently discusses with the chief executive officer the performance of the executive officers. The chief executive officer incorporates this feedback into the evaluations of the other named executive officers and our other executive officers. The performance evaluations for the named executive officers are the same as those discussed below under the caption "Executive Officer and Director Compensation—Compensation Discussion and Analysis—Elements of Compensation—Incentive Based Compensation."

Peer Group

        In setting the base annual salary, individual bonus target amount and equity grant guidelines for executive officers, the compensation committee, with assistance from our third-party compensation consultant, reviews information relating to the executive compensation of direct competitors, other local semiconductor companies and leading national semiconductor companies. We include our direct competitors and other local semiconductor companies because we compete with them for business, as well as talent. We include leading national semiconductor companies because they have a large influence on industry compensation practices. Our self-selected peer group has remained essentially the same for the past several years. In analyzing the peer group, the compensation committee distinguishes emerging peers from mature peers. The peer group companies for fiscal year 2007 include the following:

          Emerging Peers

    •
    Applied Micro Circuits Corporation

    •
    PMC-Sierra, Inc.

    •
    Vitesse Semiconductor Corporation

    •
    NetLogic Microsystems, Inc.

    •
    Transwitch Corporation

    •
    Maxim Integrated Products, Inc.

    •
    Conexant Systems, Inc.

    •
    Skyworks Solutions, Inc.

    •
    Microsemi Corporation

          Mature Peers

    •
    Broadcom Corporation

    •
    Qualcomm, Inc.

    •
    Advanced Micro Devices, Inc.

    •
    Intel Corporation

    •
    Texas Instruments, Inc.

        The compensation committee reviews the compensation levels of our emerging peers when considering the amount of executive officer base annual salary and total compensation. For fiscal year 2007, the compensation committee believes that the base annual salary and total compensation provided to each executive officer was within the range of total compensation paid to similarly situated executive officers at emerging peers. The compensation committee targets our executive officers' base salaries and total compensation at the median of our emerging peers.

        The compensation committee reviews the data of both our emerging and mature peers in designing our equity-compensation policies. It typically considers our emerging peers' run-rate, overhang and form of equity policies. Additionally, it reviews our emerging peers' policies regarding allocation of equity awards between executives and non-executives, percentage of employees receiving grants, vesting practices, hiring grant practices and other trends.

        For fiscal year 2007, the compensation committee also used the Radford High Tech survey database, which provides data specific to high technology and semiconductor industry compensation practices. The examination of the Radford High Tech survey and peer group compensation practices allows us to accurately follow industry norms in an effort to ensure that our compensation polices are current and competitive.

Elements of Compensation

        Executive compensation consists primarily of: (i) a base annual salary; (ii) incentive-based compensation; and (iii) long-term equity awards. This mix of payments allows us to provide compensation that directly addresses our compensation goals of retention, alignment of executive and stockholder interests and linking pay with performance. We also provide our executive officers with other benefits, including perquisites, change of control agreements and retirement savings plans. After the conclusion of fiscal year 2007, the compensation committee also granted special cash bonuses to certain executive officers as described below. All executive officers are subject to at will employment. We do not have employment or severance agreements with any of them. Please see our "Summary Compensation Table" below for information on the total compensation awarded to each named executive officer during fiscal year 2007.

Base Annual Salary

        The base annual salaries we provide to our executive officers are intended as compensation for each executive officer's ongoing contributions to the performance of the operational area(s) for which they are responsible. In keeping with our compensation philosophy to attract and retain individuals of high quality, executive officer base salaries have been targeted to be competitive with base salaries paid to executive officers of our emerging peers, as described above, based on data reviewed by the compensation committee. The compensation committee determines the market median by reviewing information contained in survey data, proxy statements, other SEC filings and advice from our third-party compensation consultant. The base salaries for our executive officers also reflect input from our chief executive officer based on individual performance and retention goals.

        The base annual salary levels of each of our executive officers are reviewed annually and adjusted from time to time to recognize individual performance, promotions, competitive compensation levels, retention requirements, internal pay equity and other subjective factors. In addition to adjustments made for competitive and retention reasons, the compensation committee has periodically adjusted executive officer base salaries based on its assessment of each executive's performance and history with us and our overall budgetary considerations for salary increases.

        For fiscal year 2007, an annual review of base salaries was conducted by the compensation committee on November 16, 2006, and the following base annual salary changes for certain named executive officers were approved, with an effective date of January 1, 2007:

  •
  Simon Biddiscombe—From $275,000 to $300,000

  •
  Wayne K. Nesbit—From $290,000 to $300,000

        For fiscal year 2008, the compensation committee approved the following base annual salary changes for certain named executive officers:

  •
  Simon Biddiscombe—From $300,000 to $330,000 (effective October 1, 2007)

  •
  Gerald J. Hamilton—From $240,000 to $250,000 (effective January 7, 2008)

        The recent increased salaries are specifically meant to recognize the performance of individual executive officers and to keep our salaries competitive. Mr. Biddiscombe's salary recognizes his contribution to our financial growth over the second half of fiscal year 2007 and his vital role in our future plans. Mr. Hamilton's salary recognizes his role in reducing our sales cost structure and improving collaboration between our marketing and sales teams.

Incentive-Based Compensation

  Cash Incentive Awards

        We typically do not offer cash incentive awards. Our short-term incentive based compensation usually takes the form of equity awards, which allows us to preserve our cash on hand. The only named executive officer to receive a cash bonus award during fiscal year 2007 was Mr. Hamilton, our senior vice president of worldwide sales. We decided to offer Mr. Hamilton a cash incentive plan for competitive reasons, after determining that sales executives in our industry often receive cash incentive awards as part of their compensation package.

        We awarded a total cash bonus of $122,826 to Mr. Hamilton pursuant to an individual bonus plan after consideration of his performance during fiscal year 2007. The bonus was based on the following factors: (i) achievement of a fiscal year revenue target (weighted 40%); (ii) design win execution against fiscal year plan (weighted 40%); and (iii) a budget reduction for the worldwide sales department (weighted 20%).

        In calculating the bonus award, the compensation committee determined that Mr. Hamilton achieved a substantial portion of his revenue goal and design win goals (for a number of key design wins) and 100% of the budget reduction goal (the worldwide sales department met its goal to reduce spending by 10%), resulting in the overall achievement of 93.6% of the goals set forth for the fiscal year. The fiscal year 2007 revenue target is based on our internal annual operating plan and is confidential as discussed below under the caption "Executive Officer and Director Compensation—Compensation Discussion and Analysis—Elements of Compensation—Incentive-Based Compensation—Equity Incentive Awards."

  Equity Incentive Awards

        In November 2006, we awarded each of our named executive officers shares of performance-based restricted stock. These shares of restricted stock were granted pursuant to the Mindspeed Achievement Plan, or MAP, which allows the compensation committee to issue performance-based equity awards as part of our 2003 long-term incentives plan. The terms of the awards provide that the shares of restricted stock vest to the extent that the officer achieved individual and overall company goals specified for such officer during fiscal year 2007.

        The determination of whether each named executive officer has met the MAP goals for a given fiscal year rests with the compensation committee. Management reports on the accomplishments of the officers, but the compensation committee has the responsibility of determining to what extent those accomplishments meet the pre-established MAP goals. While the use of the MAP goals is intended to establish a rigorous process for tracking and evaluating performance, the compensation committee's assessment of performance against particular goals often involves some degree of subjective evaluation of non-quantitative measures. The compensation committee does not apply a mechanical formula in determining achievement of the goals but takes into account the level of performance compared to the goal and may take into account other considerations such as improvement compared to prior years, positioning for future success and the need to motivate and retain the current management team.

        The factors used to determine individual performance and the relative weight given to each factor is set forth in the table below for fiscal year 2007. The different factors and relative weights reflect differences in the job responsibilities of our named executive officers.

Named Executive Officer	Performance Factors (and Weight)
Raouf Y. Halim	• Fiscal year revenue, operating profit and cash burn targets: 50%
• Design win execution against the fiscal year plan: 20%
• Product delivery date performance: 15%
• Individual organization development goals: 15%
Gerald J. Hamilton	• Fiscal year revenue target: 40% • Design win execution against fiscal year plan: 40% • Individual organization operating expense controls: 20%
Simon Biddiscombe Thomas J. Medrek Wayne K. Nesbit	• Fiscal year revenue, operating profit and cash burn targets: 50% • Individual organization development goals: 50%

        Mr. Halim.    Based on the performance evaluation described above under the caption "Executive Officer and Director Compensation—Compensation Discussion and Analysis—Objectives of Compensation Programs and Compensation Program and Design—Goal Setting and Performance Evaluation," the compensation committee determined that Mr. Halim be awarded 50% of the financial performance factors for fiscal year 2007. While the company did not fully meet the revenue, operating profit and cash burn targets, significant progress was made, particularly during the second half of the year. The compensation committee also noted that operating profit and cash burn each improved roughly by 30% as compared to fiscal year 2006. Cash burn and operating profit are non-GAAP measures. Our calculation of operating profit excludes stock-based compensation expense, employer taxes on stock-based compensation and special charges. We calculate cash burn as the net increase or decrease in cash and cash equivalents excluding sales and purchases of marketable securities. We use non-GAAP measures for the MAP because these measures help us internally to evaluate our operating performance excluding items that are considered by management to be outside of our core operating results.

        The specific revenue, operating profit and cash burn targets are based on the company's internal annual operating plan and are confidential. The targets correlate with the maximum award levels that the executives can achieve and thus require strong performance. Executives will not receive more than 100% of their equity incentive award, even if the company exceeds its performance goals. As an indication of the level of difficulty in achieving the overall performance objectives, in fiscal year 2007, the overall percentage of awards the named executive officers received (including the achievement of non-financial goals) ranged from 72% to 94%. In fiscal year 2006, the percentage of overall awards executive officers received (including the achievement of non-financial goals) ranged from 92% to 100%.

        The compensation committee determined that Mr. Halim met 100% of his non-financial goals. We had a number of key design wins, especially in the voice-over-Internet Protocol and high-performance analog markets. We also achieved most of our milestones on schedule in fiscal year 2007 for our key product programs. With respect to organization development, a number of key promotions and hires were made in fiscal year 2007, including the creation of two business units that had previously made up the high-performance analog business (lightspeed connectivity solutions and high-performance analog, consisting of our switching and signal conditioning products). Based on the overall assessment of Mr. Halim's performance against his MAP goals, the compensation committee determined that 75% of the shares of restricted stock comprising his equity incentive award would vest for fiscal year 2007.

        Mr. Hamilton.    Mr. Hamilton's criteria for earning shares of restricted stock under the MAP plan is the same as his criteria for earning the cash incentive award described above under the caption "Executive Officer and Director Compensation—Compensation Discussion and Analysis—Elements of Compensation—Incentive-Based Compensation—Cash Incentive Awards." Based on the analysis set forth in that section, the compensation committee determined that 93.6% of the shares of restricted stock comprising Mr. Hamilton's equity incentive award would vest for fiscal year 2007.

        Mr. Biddiscombe.    The compensation committee determined that Mr. Biddiscombe be awarded 50% of the financial performance factors, based on the same analysis as set forth for Mr. Halim above, and 100% of his individual organization development goals for fiscal year 2007. Mr. Biddiscombe's individual goals were comprised of the following, each weighted at 10% of his overall award: (i) ensuring integrity in financial reporting; (ii) management of cash and working capital; (iii) auditing management and planning; (iv) management of business law and securities law issues; and (v) management of our patent, trademark and trade secret portfolios. Based on the overall assessment of Mr. Biddiscombe's performance against his MAP goals, the compensation committee determined that 75% of the shares of restricted stock comprising his equity incentive award would vest for fiscal year 2007.

        Mr. Medrek.    The compensation committee determined that Mr. Medrek be awarded 50% of the financial performance factors, based on the same analysis as set forth for Mr. Halim above, and the following percentages of his individual goals for fiscal year 2007: (i) engineering execution—95% (20% weighting of overall award); (ii) offshoring execution and forecast accuracy—100% (10% weighting of overall award); and (iii) design wins and market execution—90% (20% weighting of overall award). Based on the overall assessment of Mr. Medrek's performance against his MAP goals, the compensation committee determined that 72.6% of the shares of restricted stock comprising his equity incentive award would vest for fiscal year 2007.

        Mr. Nesbit.    The compensation committee determined that Mr. Nesbit be awarded 50% of the financial performance factors, based on the same analysis as set forth for Mr. Halim above, and the following percentages of his individual goals for fiscal year 2007: (i) inventory management—95% (20% weighting of overall award); (ii) customer satisfaction—90% (20% weighting of overall award); and (iii) quality improvement—100% (10% weighting of overall award). Based on the overall assessment of Mr. Nesbit's performance against his MAP goals, the compensation committee determined that 72.6% of the shares of restricted stock comprising his equity incentive award would vest for fiscal year 2007.

        The table below summarizes the number of shares earned by each named executive officer pursuant to their performance-based equity incentive awards based on the analysis above. To the extent that the named executive officer did not meet all of his performance goals, shares did not vest and were subsequently forfeited. The final column of the table presents the percentage of performance goals achieved by each named executive officer in the prior fiscal year in order to provide greater context regarding performance goals and the level of difficulty for their achievement.

Named Executive Officer	Number of Performance Based Restricted Shares Awarded	Fiscal Year 2007 Performance Achievement	Number of Restricted Shares Vested	Number of Restricted Shares Forfeited	Fiscal Year 2006 Performance Achievement
Raouf Y. Halim	125,000	75%	93,750	31,250	95%
Simon Biddiscombe	50,000	75%	37,500	12,500	97%
Gerald J. Hamilton	31,250	93.6%	29,250	2,000	100%
Thomas J. Medrek	31,250	72.6%	22,688	8,562	92%
Wayne K. Nesbit	31,250	72.6%	22,688	8,562	94%

        The incentive equity awards provided under this plan are consistent with our compensation goals and philosophy. In order to pay for performance, the vesting criteria of the restricted stock award link overall company and individual performance with the eventual actual value of the award. Furthermore, by offering equity rather than cash, we believe that we can better align our executive's interests with those of our stockholders.

Long-Term Equity Awards

        Our long-term compensation consists of restricted stock and option awards provided under our 2003 long-term incentives plan. In determining the timing and size of our awards, we follow our policy of attempting to provide compensation that is competitive with our peers. Additionally, we consider the number and status of past long-term awards when deciding to make a new grant.

        We routinely grant eligible employees equity awards at the time of hire and also provide equity awards covering substantially all employees annually. The vesting periods vary with respect to each individual award, but awards generally vest within four years. The exercise price of all stock options is set at the fair market value of the company's stock on the grant date.

        Our long-term compensation award of stock options and restricted stock is consistent with our goals for compensation, particularly in aligning the interests of our executive officers with our stockholders. The award provides compensation beyond a salary and assists us in recruiting and retaining executive officers. The awards are useful in retention because of their vesting requirements, which provide that upon termination of employment, only options currently vested may be exercised and unvested stock grants are forfeited. Thus, this long-term compensation award gives executive officers an incentive to remain with the company through the award's entire vesting period.

        During fiscal year 2007, we granted stock options to all of our named executive officers as part of our long-term compensation. The awards are scheduled to vest as to 12.5% of the underlying award in May 2008 and 12.5% of the underlying award every three months for 21 months thereafter. The number of options awarded varied with respect to each individual due to differences in each individual's compensation targets and role within the company. See the "Grants of Plan Based Awards" table below for information on the number of options awarded to each named executive officer during fiscal year 2007. For information about awards granted in previous years, see our "Outstanding Equity Awards at Fiscal Year-End" table below.

Special Bonuses

        Following the conclusion of fiscal year 2007, the compensation committee approved special cash bonuses of $250,000 to Mr. Halim and $100,000 to Mr. Biddiscombe. Each of these bonuses is subject to a special bonus letter agreement. The special bonuses must be repaid to the company if the executive officer voluntarily leaves the company or is terminated for cause on or prior to November 23, 2008, the first anniversary of the special bonus award. The compensation committee determined these payments to be appropriate to help ensure management continuity and to recognize the importance of Mr. Halim and Mr. Biddiscombe in continuing through 2008 the progress made in the second half of 2007.

        The compensation committee also granted a special equity award to Mr. Biddiscombe in February 2007, to recognize his contributions and encourage his continued commitment to our company. The award included 100,000 shares of restricted stock and 175,000 stock options (which was in excess of the guideline of 62,500 stock options that he otherwise would have received as part of our broad-based grant of stock options to employees in February 2007). The stock options will vest as to 12.5% of the underlying award in May 2008 and 12.5% of the underlying award every three months for 21 months thereafter. The shares of restricted stock will vest as to 33.33% of the underlying award in February 2008 and as to 8.33% of the underlying award every three months for two years thereafter. For valuation of these awards, see our "Grants of Plan-Based Awards" table below.

Other Compensation Policies

Perquisites and Personal Benefits

        We provide our executive officers, including our chief executive officer, with perquisites and other personal benefits that we believe are reasonable, competitive and consistent with other semiconductor companies and our overall executive compensation program. The perquisites and personal benefits that we regularly offer include retirement savings plan matching contributions, deferred compensation plan contributions, life insurance premiums, excess personal liability insurance premiums, an annual physical examination, airline club fees, club dues and financial services.

        In determining the appropriate level of perquisites and personal benefits, we periodically review the Ayco Executive Benefits & Perquisite survey, as well as information provided in the proxy statements and SEC filings of our peer group. We believe that these benefits help us to hire and retain qualified executives and enable them to perform their job responsibilities with fewer distractions. For valuation of perquisites and other benefits provided during fiscal year 2007, see footnote 3 of our "Summary Compensation Table" below.

Timing of Grants of Equity Awards

        We have generally considered grants of stock options and restricted stock to our executive officers on an annual basis at regularly scheduled meetings of the compensation committee. Formal approval of grants of equity awards is obtained on the date of grant. We do not have, and do not intend to have, any program, plan or practice to time the grant of equity awards in coordination with the release of material non-public information. We also do not have, and do not intend to have, any program, plan or practice to time the release of material non-public information for the purpose of affecting the value of executive compensation. The exercise price for stock options we have granted equals the closing price of our common stock on the grant date.

Policy Regarding Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the chief executive officer or any of the other four most highly compensated executive officers. However, certain compensation meeting a tax law definition of "performance-based" is generally exempt from this deduction limit. We do not currently have a policy regarding qualification of cash compensation, such as salary and bonuses, for deductibility under Section 162(m). We have included provisions in our 2003 long-term incentives plan designed to enable grants of options to executives affected by Section 162(m) to qualify as "performance-based" compensation. Such grants cannot qualify until they are made by a committee consisting of "outside directors" under Section 162(m). In fiscal year 2007, our executives did not receive compensation at a level that exceeds the $1 million limit. However, the compensation committee believes that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of us and our stockholders. Given our changing industry and business, as well as the competitive market for outstanding executives, the compensation committee believes that it is important to retain the flexibility to design compensation programs consistent with its overall executive compensation philosophy even if some executive compensation is not fully deductible. Accordingly, the compensation committee may from time to time deem it appropriate to approve elements of compensation for certain executive officers that are not fully deductible.

Change of Control Agreements

        Each of the named executive officers has entered into our standard change of control agreement, which provides under certain circumstances for payments upon termination of employment in connection with a change of control of the company. Payments made under the agreement are subject to a "double trigger," meaning that both a change of control and a termination are required. We believe that a change of control agreement is necessary to diminish the inevitable distraction of executive officers by virtue of the personal uncertainties and risks created by a pending or threatened change of control. This agreement intends to encourage the executive officer's full attention and dedication and to provide a compensation and benefits arrangement satisfactory to the executive officer and competitive with other corporations.

        For the purposes of this agreement, a change of control generally means:

  •
  the acquisition by any individual, entity or group of beneficial ownership of 20% or more of either the then outstanding shares of our common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors;

  •
  a change in the composition of a majority of the board, which is not supported by the current board;

  •
  a major corporate transaction, such as a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, which results in a change in the majority of the board or of more than 60% of our stockholders; or

  •
  approval by our stockholders of the complete liquidation or dissolution of our company.

        An executive who terminates his own employment for good reason or whose employment is terminated by us for reasons other than for cause, disability or death (qualified terminations) in connection with a change of control is entitled to the following payouts and benefits:

  •
  three times the executive officer's base annual salary for the chief executive officer and two times the base annual salary for all other executive officers;

  •
  three times the executive officer's bonus under our annual incentive plans for the chief executive officer and two times the bonus for all other executive officers;

  •
  accrued vacation pay to the extent that it remains unpaid;

  •
  continued coverage under our welfare benefit plans for two years after termination, including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs to the extent applicable generally to other peer executives of our company and its affiliated companies;

  •
  outplacement services, the scope and provider of which shall be selected by the executive officer in his sole discretion;

  •
  other benefits including those that the executive officer is eligible to receive under any plan, program, policy or practice or contract or agreement; and

  •
  a gross-up payment, defined as the amount equal to the excise tax on any payment by us pursuant to the change of control agreement as imposed by section 4999 of the Internal Revenue Code and all taxes associated with the payment of that excise tax.

        We believe that providing for payment under the change of control agreements upon a double trigger of a change of control and a qualified termination achieves the balanced result of focusing the executive officer and protecting our company's best interests. For more information regarding potential payments under the change of control agreements, see the "Potential Payments Upon Termination or Change-in-Control" table below.

Retirement Plans

        Executive officers are eligible to participate in two of our retirement plans, our retirement savings plan and our deferred compensation plan. Our retirement savings plan operates as a defined contribution tax-qualified plan, and our deferred compensation plan is an unfunded nonqualified plan. The difference between these plans from our perspective is that under a tax-qualified plan we are eligible for a tax deduction in the year the compensation is earned, and under a nonqualified plan we are eligible for a tax deduction in the year the compensation is actually paid. These plans serve to offer our executive officers with competitive benefits and allow us to recognize their present and future contributions to our company.

        Under our retirement savings plan (a 401(k) retirement plan open to all of our domestic salaried employees), a participant may elect to defer compensation within certain contribution limitations. We retain the discretion to contribute to each participant's plan through profit sharing and matching of contributions. Our contributions are paid in the form of our common stock. For fiscal year 2007, we matched participants' contributions 50% for the first quarter, and 100% for the remainder of the year, of the first 4% of the participant's covered compensation. The matching contributions paid to the named executive officers under our retirement savings plan during fiscal year 2007 are listed in footnote 3 of our "Summary Compensation Table" below.

        Under our deferred compensation plan, a select group of highly compensated employees and directors of our company may defer compensation subject to a minimum contribution. The plan has no maximum level of contribution. We match the participant's contribution under this plan in an amount equal to the match the participant would have received under our retirement savings plan but for his or her participation in our deferred compensation plan and certain limitations imposed by the tax code less the match actually credited to the participant under our retirement savings plan. For more information about our deferred compensation plan and the named executive officers' contributions, please see our "Nonqualified Deferred Compensation" table below.

Overall Analysis

        We operate in a highly competitive and cyclical industry. As a company, we have been focused on achieving profitability by reducing expenses and increasing our revenues. While we did not achieve all of our financial goals in fiscal year 2007, significant progress was made, particularly during the second half of the year. For each of the past four years, our net loss has decreased. We believe it is vital to retain and motivate our executive officers in order to achieve profitability. The base salaries and special bonuses paid to our named executive officers are intended to compensate them for services rendered and to prevent us from losing their services to other companies in our industry. We use equity-based compensation, particularly in the form of time-vested stock option grants, to align the interests of executive officers with those of stockholders and to provide a further retention incentive. Finally, our short-term incentives support our pay for performance philosophy by linking the vesting of restricted stock grants to the achievement of overall company and individual performance goals. Thus, we believe that our compensation program successfully achieves our objectives.

        During fiscal 2008, we intend to continue monitoring the appropriate level of compensation of our executive officers through the use of our third-party compensation consultant, review of the Radford High Tech survey and comparison to the compensation practices of our peer group.

Summary Compensation Table

        The following table sets forth the compensation earned for services performed for our company during fiscal year 2007 by:

  •
  our chief executive officer;

  •
  our chief financial officer; and

  •
  each of our other three most highly compensated executive officers, employed by us as of the end of fiscal year 2007, whom we refer to collectively as our "named executive officers."

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Raouf Y. Halim Chief Executive Officer	2007	$500,000	$330,953	$143,855	—	$56,737	$1,031,545
Simon Biddiscombe Senior Vice President, Chief Financial Officer, Treasurer and Secretary	2007	293,750	176,060	91,873	—	35,659	597,342
Gerald J. Hamilton Senior Vice President, Worldwide Sales	2007	270,164	88,628	44,638	$122,826	100,197	626,453
Thomas J. Medrek Senior Vice President and General Manager, Multiservice Access	2007	300,000	85,107	69,221	—	80,598	534,926
Wayne K. Nesbit(4) Senior Vice President, Operations	2007	297,500	94,807	42,724	—	35,192	470,223

(1)
Includes amounts deferred pursuant to our retirement savings plan and our deferred compensation plan. For Mr. Hamilton, this figure includes commissions amounting to $30,164.

(2)
These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with FAS 123R, of awards pursuant to our 2003 long-term incentives plan and prior stock incentive plans no longer in effect and thus may include amounts from awards granted both in and prior to fiscal year 2007. Assumptions used in the calculation of these amounts are included in Note 10, "Stock-Based Compensation" to our audited financial statements for the fiscal year ended September 30, 2007 included in our annual report on Form 10-K filed with the SEC on November 30, 2007. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)
The amount shown as "All Other Compensation" includes the following perquisites and personal benefits:

Name	Retirement Savings Plan Contributions (A)	Deferred Compensation Plan Contributions (B)	Life Insurance Premiums	Liability Insurance Premiums (C)	Auto Lease	Airline Club Fees	Club Dues	Financial Services (D)	Housing	Relocation
Raouf Y. Halim	$9,154	—	$1,416	$3,477	—	$1,036	$24,023	$17,631	—	—
Simon Biddiscombe	9,845	$452	581	1,159	—	444	5,547	17,631	—	—
Gerald J. Hamilton	8,492	—	1,139	—	$4,615	—	—	17,751	$11,077	$57,123
Thomas J. Medrek	9,929	—	1,483	1,159	—	370	462	28,515	—	38,680
Wayne K. Nesbit	10,562	—	954	1,159	—	571	4,315	17,631	—	—

  (A)
  Represents amounts we contributed pursuant to our retirement savings plan.

  (B)
  Represents amounts we contributed pursuant to our deferred compensation plan.

  (C)
  Represents amounts we paid for excess personal liability insurance coverage.

  (D)
  Represents fees we paid on behalf of the executive for financial services provided by a third party, including financial counseling, tax return preparation and estate planning.

For more information about perquisites, see the discussion above under the caption "Executive Officer and Director Compensation—Compensation Discussion and Analysis—Other Compensation Policies—Perquisites and Personal Benefits."

(4)
Mr. Nesbit resigned his employment effective January 3, 2008.

Grants of Plan-Based Awards

        The following table presents information on equity awards granted under our 2003 long-term incentives plan and awards granted under non-equity incentive plans to our named executive officers during fiscal year 2007.

									All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Possible Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of option Awards ($/Sh)
Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Raouf Y. Halim	11/16/2006 2/2/2007	— —	— —		— —	62,500 —	125,000 —	125,000 —	— —	— 250,000	$	— 2.19	$225,000 290,000
Simon Biddiscombe	11/16/2006 2/2/2007 2/2/2007	— — —	— — —		— — —	25,000 — —	50,000 — —	50,000 — —	— 100,000 —	— — 175,000		— — 2.19	90,000 219,000 203,000
Gerald J. Hamilton	— 11/16/2006 2/2/2007	— — —	$132,000 — —	(1)	— — —	— 15,625 —	— 31,250 —	— 31,250 —	— — —	— — 62,500		— — 2.19	— 56,250 72,500
Thomas J. Medrek	11/16/2006 2/2/2007	— —	— —		— —	15,625 —	31,250 —	31,250 —	— —	— 62,500		— 2.19	56,250 72,500
Wayne K. Nesbit	11/16/2006 2/2/2007	— —	— —		— —	15,625 —	31,250 —	31,250 —	— —	— 62,500		— 2.19	56,250 72,500

(1)
The non-equity incentive award for Mr. Hamilton was made pursuant to the senior vice president of worldwide sales bonus plan, which does not provide for a threshold or maximum payout. The target payout represents 55% of Mr. Hamilton's base annual salary. For more information about the material terms of this award, see the discussion above under the caption "Executive Officer and Director Compensation—Compensation Discussion and Analysis—Elements of Compensation—Incentive-Based Compensation—Cash Incentive Awards."

(2)
All awards featured in this column are shares of restricted stock and were made pursuant to our 2003 long-term incentives plan. The shares of restricted stock were awarded on November 16, 2006 and are earned based on fiscal year 2007 performance. Earned shares vested on November 16, 2007. The material terms of this award are discussed above under the caption "Executive Officer and Director Compensation—Compensation Discussion and Analysis—Elements of Compensation—Incentive-Based Compensation—Equity Incentive Awards."

(3)
The material terms of these awards are discussed above under the caption "Executive Officer and Director Compensation—Compensation Discussion and Analysis—Special Bonuses."

(4)
The material terms of these awards are discussed above under the caption "Executive Officer and Director Compensation—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Awards."

(5)
The grant date fair value for equity awards has been calculated in accordance with FAS 123R. In contrast to how we present amounts in the "Summary Compensation Table" above, we report the amounts in this column without apportioning the amount over the applicable service or vesting period.

Outstanding Equity Awards at Fiscal Year-End

        The following table summarizes the equity awards we have made to our named executive officers which were outstanding as of the end of fiscal year 2007.

Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Raouf Y. Halim	10/27/2000 3/30/2001 4/3/2002 4/3/2002 8/15/2003 7/30/2004 1/28/2005 2/2/2007 1/31/2006 11/16/2006	8,579 955,927 323 160,920 300,000 118,750 180,000 0 — —	0 0 0 0 0 31,250 0 250,000 — —	$4.4059 1.8002 2.3586 2.3586 2.65 3.553 2.28 2.19 — —	10/27/2010 3/30/2011 4/2/2012 4/3/2012 8/15/2011 7/30/2012 1/28/2013 2/2/2015 — —	— — — — — — — — 70,835 93,750	$	— — — — — — — — 122,545 162,188
Simon Biddiscombe	2/15/2001 3/30/2001 11/5/2002 6/9/2003 6/30/2003 8/15/2003 7/30/20004 1/28/2005 2/2/2007 1/31/2006 11/16/2006 2/2/2007	20,043 9,782 3,128 26,812 125,000 100,000 59,374 100,000 0 — — —	0 0 0 0 0 0 15,626 0 175,000 — — —	3.6506 1.8002 1.003 2.1007 2.70 2.65 3.553 2.28 2.19 — — —	2/15/2009 3/29/2011 11/5/2010 6/9/2011 6/30/2011 8/15/2011 7/30/2012 1/28/2013 2/2/2015 — — —	— — — — — — — — — 25,000 37,500 100,000		— — — — — — — — — 43,250 64,875 173,000
Gerald J. Hamilton	3/30/2001 4/3/2002 11/5/2002 8/15/2003 7/30/2004 1/28/2005 8/4/2006 2/2/2007 1/31/2006 8/4/2006 11/16/2006	7,655 3,874 10,730 33,337 13,854 24,300 25,000 0 — — —	0 0 0 0 3,646 0 75,000 62,500 — — —	1.8002 2.3586 1.003 2.65 3.23 2.28 1.49 2.19 — — —	3/30/2009 4/3/2010 11/5/2010 8/15/2011 7/30/2012 1/28/2013 8/4/2014 2/2/2015 — — —	— — — — — — — — 9,375 45,000 29,250		— — — — — — — — 16,219 77,850 50,603
Thomas J. Medrek	10/27/2000 3/30/2001 3/30/2001 4/3/2002 4/26/2002 11/5/2002 8/15/2003 7/16/2004 7/30/2004 1/28/2005 2/2/2007 1/31/2006 11/16/2006	2,083 21,513 126,854 36,210 26,812 30,749 100,000 56,250 43,542 60,000 0 — —	0 0 0 0 0 0 0 18,750 11,458 0 62,500 — —	4.4059 1.8002 1.8002 2.3586 2.0423 1.003 2.65 3.10 3.553 2.28 2.19 — —	10/27/2010 3/29/2011 3/30/2009 4/3/2010 4/26/2010 11/5/2010 8/15/2011 7/16/2012 7/30/2012 1/28/2013 2/2/2015 — —	— — — — — — — — — — — 25,000 22,688		— — — — — — — — — — — 43,250 39,250
Wayne K. Nesbit	2/15/2001 1/14/2002 1/14/2002 11/5/2002 8/15/2003 7/30/2004 1/28/2005 2/2/2007 1/31/2006 11/16/2006	60,660 10,843 15,943 35,749 100,000 39,582 100,000 0 — —	0 0 0 0 0 10,418 0 62,500 — —	3.6506 2.6526 2.6526 1.003 2.65 3.553 2.28 2.19 — —	2/15/2009 1/13/2012 1/14/2012 11/5/2010 8/15/2011 7/30/2012 1/28/2013 2/2/2015 — —	— — — — — — — — 20,834 22,688		— — — — — — — — 36,043 39,250

(1)
Restricted stock awards granted November 16, 2006 in this column were granted pursuant to our 2003 long-term incentives plan and were earned and vested in proportion to the accomplishment of each executive officer's goals during fiscal year 2007. The figure shown in this column represents the number of shares deemed earned for fiscal year 2007 performance, as determined by the compensation committee on November 15, 2007. All shares deemed unearned were forfeited. The earned shares are included in this table because as of the end of fiscal year 2007, the relevant performance condition had been satisfied, but the shares remained unvested until November 16, 2007.

(2)
The market value noted in this column was determined by multiplying the number of unvested shares by $1.73, the closing price of our common stock on the last business day of fiscal year 2007.

Stock Option Award Vesting Schedule

        The vesting schedule for stock option awards is set forth below.

Grant Date	Vesting
10/27/2000	Options vested as to 50% of the underlying award on each anniversary of the grant date for two years.
2/15/2001
Mr. Biddiscombe and Mr. Nesbit each received two sets of grants on this grant date. Mr. Biddiscombe's first grant of 14,298 options vested as to 25% of the underlying award on each anniversary of the grant date for four years. His second grant of 5,745 options vested as to 50% of the underlying award on each anniversary of the grant date for two years. Mr. Nesbit's first grant of 53,619 options vested as to 25% of the underlying award on each anniversary of the grant date for four years. His second grant of 7,041 options vested as to 50% of the underlying award on each anniversary of the grant date for two years.
3/30/2001	Options vested as to 50% of the underlying award on the first anniversary of the grant date and 25% on each anniversary of the grant date for two years thereafter.
4/3/2002
The options listed under this grant date were repriced options from earlier grants. Each repriced grant retained its original vesting schedule, but we note the original grant date below. Mr. Halim received a grant of 80,464 options on February 10, 2000, and a grant of 80,465 options on July 24, 2000. Mr. Hamilton received a grant of 3,576 options on July 24, 2000, and a grant of 6,258 options on September 26, 2001. Mr. Medrek received a grant of 7,602 options on October 19, 1999, a grant of 14,304 options on March 13, 2000, and a grant of 14,304 options on July 24, 2000. The vesting schedule for each of these grants provided for 25% of the underlying award to vest on each anniversary of the grant date for four years, except the vesting schedule for Mr. Medrek's award granted on October 19, 1999. This award was made under a plan of a company that we acquired, and we have no detailed information about its original vesting schedule. This award was fully vested as of December 31, 2004.
1/14/2002 4/26/2002 11/5/2002 6/9/2003 6/30/2003 8/15/2003 7/16/2004	Options vested as to 25% of the underlying award on each anniversary of the grant date for four years.
7/30/2004	Options vested as to 25% of the underlying award on the first anniversary of the grant date and as to 2.083% of the underlying award every month for three years thereafter.
1/28/2005	Options vested as to 50% of the underlying award on the six month anniversary of the grant date and as to 50% of the underlying award on the one year anniversary of the grant date.
2/2/2007	Options will vest as to 12.5% of the underlying award on the 15 month anniversary of the grant date and as to 12.5% of the underlying award every three months for 21 months thereafter.

Restricted Stock Award Vesting Schedule

        The vesting schedule for restricted stock awards is set forth below.

Grant Date	Vesting
1/31/2006 8/4/2006	The shares of restricted stock vested as to 25% of the underlying award on the first anniversary of the grant date and will vest as to 6.25% of the underlying award every three months for three years thereafter.
11/16/2006
The shares of restricted stock were earned and fully vested on the first anniversary of the grant date. Shares subject to this grant were earned based on achievement of overall company and individual performance goals. Shares that remained unearned based on these goals were forfeited on the first anniversary of the grant date. For a discussion of the vesting provisions of these awards, see "Executive Officer and Director Compensation—Compensation Discussion and Analysis—Elements of Compensation—Incentive-Based Compensation—Equity Incentive Awards" above.
2/2/2007
The shares of restricted stock vested as to 33.33% of the underlying award on the first anniversary of the grant date and as to 8.33% of the underlying award every three months for two years thereafter.

Option Exercises and Stock Vested

        The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock awards for each of our named executive officers during fiscal year 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Raouf Y. Halim	399,941	$328,381	234,999	$431,427
Simon Biddiscombe	—	—	88,500	162,275
Gerald J. Hamilton	—	—	55,625	105,390
Thomas J. Medrek	—	—	86,000	157,775
Wayne K. Nesbit	—	—	86,166	158,228

(1)
We computed the dollar amount realized upon exercise by multiplying the number of shares by the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)
We computed the dollar amount realized upon vesting by multiplying the number of shares by the market price of the underlying securities on the vesting date.

Nonqualified Deferred Compensation

        Our deferred compensation plan provides for the deferral of compensation on a basis that is not tax-qualified for a select group of highly compensated employees and directors. A participant may defer up to 100% of base annual salary, annual bonus and director fees. If a participant elects to defer from any of these three sources, he or she must defer at least $2,000 from the source from which he or she deferred. A participant may also elect to defer 100% of restricted stock grants and qualifying gains with respect to the exercise of eligible stock options. If a participant elects to defer from one of these two sources, he or she must defer at least 25% from the source from which he or she deferred, provided that the amount is at least $50,000 or 100% of the award.

        We will provide a matching amount to each participant equal to the match the participant would have received under our retirement savings plan but for his or her participation in our deferred compensation plan and the limitations of certain provisions of the Internal Revenue Code, less the match actually credited to the participant's retirement savings plan account. We may also, in our discretion, credit any amount we desire to any participant's account under the terms of our deferred compensation plan.

        A participant may allocate and apportion his or her account funds (other than deferred restricted stock grants and stock option grants) in 5% increments into personally selected measurement funds. He or she may choose these funds from a pre-selected list, previously determined by our company, consisting of mutual funds, insurance company separate accounts, indexed rates or other investment vehicles. Interest and other plan earnings of individual accounts are determined by the performance of these measurement funds on a daily basis. These funds are used solely for measurement purposes, and participants hold no actual investment in them.

        A participant or the beneficiary may pre-elect to receive benefits under the plan pursuant to an annual installment method of 2, 5, 10, 15 or 20 years or in a lump sum after retirement, death or other termination of employment. If the participant's account balance is less than $15,500 at the time of retirement, death or other termination, the benefit must be paid as a lump sum.

        The following table sets forth amounts deferred by the named executive officers under our deferred compensation plan during fiscal year 2007.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End($)
Raouf Y. Halim	—	—	—	—	—
Simon Biddiscombe	$11,750	$452	$1,207	0	$33,408
Gerald J. Hamilton	—	—	—	—	—
Thomas J. Medrek	0	0	18,091	0	142,995
Wayne K. Nesbit	—	—	—	—	—

(1)
These amounts are included in the "Summary Compensation Table" above in the "Salary" column.

(2)
These amounts are included in the "Summary Compensation Table" above in the "All Other Compensation" column.

(3)
These amounts are not included in the "Summary Compensation Table" above because the earnings are not preferential or above-market.

Potential Payments upon Termination or Change-in-Control

        Under the terms of our standard change of control agreement, deferred compensation plan and 2003 long-term incentives plan, our named executive officers may be entitled to certain payments upon termination of their employment. The following description of the plans is qualified by reference to the complete text of the plans, which have been filed with the SEC. We have not entered into severance agreements with any of our named executive officers.

        The following table sets forth estimated payments that would be made to each of our named executive officers upon termination of employment under various circumstances, including: (i) death; (ii) a qualified termination in connection with a change of control; and (iii) termination for any other reason. The information set forth in the table assumes:

  •
  the termination event occurred on the last day of fiscal year 2007;

  •
  all payments are made in a lump sum on the date of termination;

  •
  we are current on all obligations owed the executive through the date of termination (including salary and bonus, but excluding accrued vacation); and

  •
  the executive does not find new employment with another employer within two years.

        The actual amounts to be paid can only be determined at the time of the executive's termination of employment and may differ materially from the amounts set forth in the table below. The amounts set forth in the table below do not reflect the withholding of applicable state and federal taxes. Following the table is a description of the plans and agreements that affect potential payments upon death, termination or change of control.

Name	Death	Qualified Termination in Connection with a Change of Control	Termination for Any Other Reason
Raouf Y. Halim
Accrued Vacation	$56,388	$56,388	$56,388
Deferred Compensation Plan	—	—	—
2003 Long-Term Incentives Plan	—	—	—
Change of Control Agreement
Multiplied Salary(1)	—	1,500,000	—
Multiplied Annual Bonus(2)	—	1,500,000	—
Welfare Benefits(3)	—	37,050	—
Outplacement Services(4)	—	12,000	—
Gross-up Payment	—	—	—

Total	$56,388	$3,105,438	$56,388

Simon Biddiscombe
Accrued Vacation	$8,859	$8,859	$8,859
Deferred Compensation Plan	33,408	33,408	33,408
2003 Long-Term Incentives Plan	—	—	—
Change of Control Agreement
Multiplied Salary	—	600,000	—
Multiplied Annual Bonus	—	330,000	—
Welfare Benefits	—	37,050	—
Outplacement Services	—	12,000	—
Gross-up Payment	—	—	—

Total	$42,267	$1,021,317	$42,267

Gerald J. Hamilton
Accrued Vacation	$16,084	$16,084	$16,084
Deferred Compensation Plan	—	—	—
2003 Long-Term Incentives Plan	18,000	—	—
Change of Control Agreement
Multiplied Salary	—	480,000	—
Multiplied Annual Bonus	—	264,000	—
Welfare Benefits	—	37,050	—
Outplacement Services	—	12,000	—
Gross-up Payment	—	—	—

Total	$34,084	$809,134	$16,084

Thomas J. Medrek
Accrued Vacation	$14,161	$14,161	$14,161
Deferred Compensation Plan	142,995	142,995	142,995
2003 Long-Term Incentives Plan	—	—	—
Change of Control Agreement
Multiplied Salary	—	600,000	—
Multiplied Annual Bonus	—	330,000	—
Welfare Benefits	—	37,050	—
Outplacement Services	—	12,000	—
Gross-up Payment	—	—	—

Total	$157,156	$1,136,206	$157,156

Wayne K. Nesbit
Accrued Vacation	$19,552	$19,552	$19,552
Deferred Compensation Plan	—	—	—
2003 Long-Term Incentives Plan	—	—	—
Change of Control Agreement
Multiplied Salary	—	600,000	—
Multiplied Annual Bonus	—	330,000	—
Welfare Benefits	—	37,050	—
Outplacement Services	—	12,000	—
Gross-up Payment	—	—	—

Total	$19,552	$998,602	$19,552

(1)
The multiple used for the multiplied salary for Mr. Halim as the chief executive officer is three. The multiple used for all other named executive officers is two. The multiplied salary amount is based on the named executive officer's base annual salary as of the end of fiscal year 2007.

(2)
The multiple used for the multiplied bonus for Mr. Halim as the chief executive officer is three. The multiple used for all other named executive officers is two. The annual bonus amount used is based on individual target incentive amounts as established by the compensation committee for fiscal year 2007.

(3)
Welfare benefits include the following benefits:

Benefits (Insurance Premiums)	Annual Value
Medical	$15,000
Dental	1,800
Vision	800
Basic Life	450
Accidental Death and Disability	100
Long-Term Disability	375
(4)
The value of outplacement services is estimated based on industry standards.

Deferred Compensation Plan

        Under the terms of our deferred compensation plan, a participating executive is entitled to receive the balance of his account upon termination of his employment. The method of distribution may vary depending on the exact nature of the termination, but in all cases a lump sum payment is an option. As noted above, the table assumes that the deferred compensation benefit is paid in a lump sum.

        Participants in our deferred compensation plan are entitled to this benefit regardless of the reason for the termination. As of the end of fiscal year 2007, only Mr. Biddiscombe and Mr. Medrek had outstanding balances in our deferred compensation plan.

Accrued Vacation

        Our named executive officers are entitled to payments for their accrued vacation time regardless of the reason for the termination of their employment. The amounts of these payments vary with respect to each individual officer.

2003 Long-Term Incentives Plan

        Under the terms of our 2003 long-term incentives plan, the estate or beneficiaries of an executive whose employment is terminated by his or her death are entitled to exercise all outstanding options for up to three years following his or her death. The estate or beneficiaries may exercise these options regardless of whether the options had vested prior to the employee's death. The table accounts for this benefit by multiplying the number of outstanding but unvested options by the difference between the exercise price of the option and $1.73, the price of our common stock on the last business day of fiscal year 2007. An employee terminated for reasons other than cause or his death may exercise only the options vested and exercisable as of the termination date for a period of three months following termination. An employee terminated for cause forfeits all options. No extra financial benefit from restricted stock awards is derived upon termination.

        Assuming death on the last day of fiscal year 2007, only Mr. Hamilton would derive value from the terms of this plan. Because of the individual circumstances of their vesting dates and exercise prices, no other named executive officer would financially benefit from the acceleration of unvested options under this plan.

Change of Control Agreements

        Each of the named executive officers has entered into our standard change of control agreement, which provides under certain circumstances for payments upon termination of employment in connection with a change of control of our company. Additional information regarding the change of control agreements is discussed above under the caption "Executive Officer and Director Compensation—Compensation Discussion and Analysis—Other Compensation Policies—Change of Control Agreements."

Director Compensation

        The following table sets forth the compensation earned for services performed for us as a director by each member of the board of directors, other than any director who is also a named executive officer, during fiscal year 2007.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Total ($)
Donald R. Beall(5)	$58,750	$31,650	$43,672	$134,072
Dwight W. Decker	61,250	31,650	36,220	129,120
Donald H. Gips(6)	52,500	31,650	36,996	121,146
Michael T. Hayashi	50,625	31,650	21,900	104,175
Ming Louie	58,750	31,650	38,420	128,820
Thomas A. Madden	73,750	31,650	38,420	143,820
Jerre L. Stead	72,500	31,650	37,762	141,912

(1)
Mr. Halim serves as a member of the board of directors and also as one of our executive officers. Mr. Halim did not receive any compensation for serving as a member of the board of directors, but is compensated for serving as our chief executive officer.

(2)
Represents the amount of cash compensation earned during fiscal year 2007 for service on the board of directors and committees of the board of directors, as applicable. For more information on how the directors were compensated, please see the explanation set forth below.

(3)
These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with FAS 123R, of awards pursuant to our directors stock plan. Assumptions used in the calculation of these amounts are included in Note 10, "Stock-Based Compensation" to our audited financial statements for the fiscal year ended September 30, 2007 included in our annual report on Form 10-K filed with the SEC on November 30, 2007. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. On March 5, 2007, we awarded each non-employee director 15,000 shares of restricted stock, with a value of $2.11 per share (the closing price on March 5, 2007). These awards were granted pursuant to our directors stock plan. The grant date fair value of each stock award, as computed in accordance with FAS 123R, is $31,650 for each director.

  As of the end of fiscal year 2007, each of the following directors held awards of restricted stock in the aggregate amounts set forth in the table below, subject to the terms of their award agreements:

Name	Aggregate Number of Restricted Stock Shares (#)
Donald R. Beall	25,000
Dwight W. Decker	25,000
Donald H. Gips	25,000
Michael T. Hayashi	25,000
Ming Louie	25,000
Thomas A. Madden	25,000
Jerre L. Stead	25,000
(4)
These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with FAS 123R, of awards pursuant to our directors stock plan. Assumptions used in the calculation of these amounts are included in

  Note 10, "Stock-Based Compensation" to our audited financial statements for the fiscal year ended September 30, 2007 included in our annual report on Form 10-K filed with the SEC on November 30, 2007. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of each option award, as computed in accordance with FAS 123R, is $22,800 for each director.

  As of the end of fiscal year 2007, each of the following directors held awards of stock options to purchase shares of our common stock in the aggregate amounts set forth in the table below, subject to the terms of their award agreements:

Name	Aggregate Number of Stock Options (#)
Donald R. Beall	152,180
Dwight W. Decker	1,294,106
Donald H. Gips	100,000
Michael T. Hayashi	80,000
Ming Louie	120,000
Thomas A. Madden	120,000
Jerre L. Stead	198,656
(5)
Mr. Beall retired from the board of directors effective November 15, 2007. In connection with Mr. Beall's retirement, the board of directors and the compensation committee approved the acceleration of all unvested stock options and other equity awards held by Mr. Beall, in accordance with our directors stock plan and our 2003 stock option plan. All unexercised stock options held by Mr. Beall as of November 15, 2007 became fully vested and exercisable; provided that each such option will expire upon the earlier to occur of: (i) November 15, 2012; or (ii) the expiration date specified in such option. In addition, all shares of restricted stock held by Mr. Beall vested ten days after his retirement in accordance with the terms of our directors stock plan.

(6)
Mr. Gips' director fees have been deferred pursuant to our deferred compensation plan.

How are directors compensated?

        For board participation during fiscal year 2007, our non-employee directors each received annual base compensation of $30,000. They each also received committee participation compensation equal to $2,500 annually for service on the compensation committee and/or the governance committee ($7,500 if serving as chairman of such committee) and $5,000 annually for service on the audit committee ($10,000 if serving as chairman of such committee). In addition, each non-employee director received $1,250 per meeting for each board and committee meeting attended in person or by telephone. Mr. Decker, our non-employee chairman of the board, received an additional $20,000 for his services. Beginning in fiscal year 2008, the additional compensation to be paid to Mr. Decker for his service as chairman of the board will be increased to $50,000 annually.

        Our directors stock plan provides that upon initial election to the board, each non-employee director is granted an option to purchase 40,000 shares of our common stock at an exercise price per share equal to its fair market value on the date of grant. The options become exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the date the options are granted. In addition, each non-employee director is granted an option to purchase 20,000 shares of our common stock following each annual meeting of stockholders. Following the annual meeting of stockholders in March 2007, each non-employee director also received a grant of 15,000 shares of restricted stock pursuant to the terms of our directors stock plan. The vesting of these shares is in the same manner as the settlement of the restricted stock units described below. Our directors stock plan provides that following the 2008 annual meeting of stockholders and each annual meeting of stockholders thereafter, each non-employee director will be granted restricted stock units in an amount equal to the lesser of: (i) 15,000 restricted stock units; or (ii) the number of restricted stock units (rounded to the nearest whole unit) equaling $45,000 divided by the closing price of our common stock on the date of grant. The recipient of the restricted stock units does not have rights of a stockholder until the shares underlying the restricted stock units are settled. The units are not settled until ten days after: (i) the recipient retires from the board after attaining age fifty-five and completing at least five years of service as a director; or (ii) the recipient resigns from the board or ceases to be a director by reason of antitrust laws, compliance with our conflict of interest policies, death, disability or other circumstances, and the board has not determined (prior to the expiration of such ten day period) that such resignation or cessation of service as a director is adverse to our best interests.

        Under the terms of our deferred compensation plan, a director may elect to defer all or part of his cash compensation and certain equity awards as described under the caption "Executive Officer and Director Compensation—Nonqualified Deferred Compensation" above. Each director also has the option each year to receive all or a portion of cash compensation due via shares of our common stock or restricted stock units valued at the closing price of our common stock on the date each payment would otherwise be made.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of the end of fiscal year 2007 about shares of our common stock that may be issued upon the exercise of options, warrants and rights granted under all of our existing equity compensation plans, including our 2003 long-term incentives plan, 2003 stock option plan and directors stock plan.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders
Stock plans	19,128,790	$2.28	3,666,834
Directors stock plan	780,000	3.56	451,853
Equity compensation plans not approved by stockholders	—	—	—

Total	19,908,790	2.33	4,118,687

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Change of Control Agreements

        We have entered into change of control agreements with each of our current executive officers. The change of control agreements provide for certain payments upon a qualified termination in connection with a change of control. Additional information regarding the change of control agreements is discussed above under the caption "Executive Officer and Director Compensation—Compensation Discussion and Analysis—Other Compensation Policies—Change of Control Agreements."

Indemnification Agreements

        We have entered into indemnification agreements with each of the directors and Mr. Biddiscombe. Each indemnification agreement provides that we will indemnify the director or executive from and against any expenses incurred by them as provided in Article III, Section 14 of our bylaws (subject to the procedural provisions specified in our bylaws) and, to the extent the laws of Delaware are amended to increase the scope of permissible indemnification, to the fullest extent of Delaware law.

Severance Agreements

        On November 19, 2007, we entered into a severance and general release agreement with Jay E. Cormier in connection with his resignation as our senior vice president and general manager, high-performance analog. The material terms of the agreement provide that we will: (i) pay Mr. Cormier severance at a rate equal to his then existing salary rate of $5,000 per week beginning December 1, 2007 and ending August 29, 2008; (ii) continue paying Mr. Cormier's medical, dental, vision, life insurance, executive physical, health club and financial counseling benefits until November 28, 2008; and (iii) provide Mr. Cormier with outplacement assistance at our expense. The agreement also provides that Mr. Cormier will be placed on unpaid leave from August 30, 2008 through November 28, 2008, during which time all unvested stock options and restricted stock awards will continue to vest and after which time all unvested stock options and restricted stock awards will expire. Any vested stock options as of November 28, 2008, will be exercisable for a period of three months thereafter. The agreement also contains: (i) a limited non-competition provision (through the period of unpaid leave); (ii) Mr. Cormier's release of all claims against us; and (iii) a promise not to solicit our employees for a period ending November 28, 2009. The total approximate dollar value of Mr. Cormier's interest in the agreement is $358,000.

        On July 19, 2007, we entered into an agreement with Bradley W. Yates in connection with his resignation as our senior vice president and chief administrative officer. The material terms of the agreement provide that we would continue to pay Mr. Yates' health benefits and financial counseling through December 31, 2007, including tax preparation and filing in early 2008 for the 2007 tax year. The agreement further provides that Mr. Yates will be placed on unpaid leave through June 30, 2008, during which time all unvested stock options and restricted stock awards will continue to vest and after which time all unvested stock options and restricted stock awards will expire. Any vested stock options as of June 30, 2008, will be exercisable for a period of three months thereafter. Mr. Yates also remained eligible for his award under the fiscal year 2007 MAP plan, which vested in November 2007 and was prorated to reflect the length of his employment during fiscal year 2007. The terms of the agreement provide that Mr. Yates will: (i) repay a portion of the cash bonus awarded to him in January 2007 in accordance with the terms of the cash bonus award; (ii) provide us with up to eight hours per week of consulting services; (iii) forfeit his February 2007 grant of restricted stock; (iv) not solicit or hire our employees for a period of one year; and (v) release all claims against us. The total approximate dollar value of Mr. Yates' interest in the agreement is $142,000.

Spin-off from Conexant

    Warrant

        In June 2003, Conexant completed the distribution to Conexant stockholders of all outstanding shares of our common stock. In connection with the spin-off, we issued to Conexant a warrant to purchase 30 million shares of our common stock at a price of $3.408 per share, exercisable for a period beginning one year and ending 10 years after the spin-off. Pursuant to a registration rights agreement between us and Conexant, we registered with the SEC the sale or resale of the warrants and the underlying shares of our common stock.

    Common Directors

        Mr. Decker is the chairman of the board of Conexant and Mr. Stead is a director of Conexant. Mr. Beall served as a director of Conexant until November 2007.

    Sublease

        In connection with the spin-off, we entered into a sublease with Conexant for our headquarters. In March 2005, we entered into an amended and restated sublease with Conexant. Rent payable under the amended and restated sublease is approximately $3.9 million annually, subject to annual increases of 3%, plus a prorated portion of operating expenses associated with the leased property. In addition, each year we may elect to purchase certain services from Conexant based on a prorated portion of Conexant's actual costs. We paid Conexant $6.5 million in rent and related operating expenses during fiscal year 2007.

    Other Agreements

        In connection with the spin-off, we entered into the following additional agreements with Conexant: (i) a transition services agreement relating to services to be provided by Conexant to us and by us to Conexant following the spin-off; (ii) a patent license agreement relating to the allocation of certain rights relating to certain patents distributed to us in connection with the spin-off; (iii) a distribution agreement regarding the transfer from Conexant to us of the assets and liabilities of Conexant's internet infrastructure business; (iv) a tax allocation agreement regarding the allocation of liabilities and obligations with respect to taxes; and (v) an employee matters agreement regarding employee benefit plans and compensation arrangements. During fiscal year 2007, no payments were made pursuant to these agreements.

Review, Approval or Ratification of Transactions with Related Persons

        Pursuant to the audit committee charter, which can be found at www.mindspeed.com, the audit committee is responsible for the review and approval of related person transactions, unless the transaction is approved by another independent body of the board. A related person is a director, executive officer, nominee for director or certain stockholders of our company since the beginning of the last fiscal year and their respective immediate family members. A related person transaction is a transaction involving our company and any related person when the amount involved exceeds $120,000, and the related person has a material direct or indirect interest.

        We identify transactions for review and approval through our code of business conduct and ethics which can be found at www.mindspeed.com. This code requires our employees to disclose any potential or actual conflicts of interest to our legal department or our human resources department. Directors must disclose potential or actual conflicts of interests to the chairman of the board, audit committee or compensation committee. This disclosure also covers potential conflicts involving immediate family members of the employees and directors. Each year we also require our directors and executive officers to complete a questionnaire intended to identify any transactions or potential transactions that must be reported according to SEC rules and regulations. This questionnaire also requires our directors and executive officers to promptly notify us of any changes during the course of the year.

Notwithstanding anything to the contrary set forth in any of the company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report and the Audit Committee Report which follow do not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings, except to the extent that we specifically incorporate any such information into any such future filings.

COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the board of directors that it be included in the company's annual report on Form 10-K for the year ended September 30, 2007 and in this proxy statement.

Compensation and Management Development Committee
Michael T. Hayashi Thomas A. Madden Jerre L. Stead

AUDIT COMMITTEE REPORT

        The audit committee has furnished the following report on audit committee matters:

        The audit committee assists the board in overseeing the accounting and financial reporting processes of the company and the audits of the financial statements of the company. The audit committee operates in accordance with a written charter which was adopted by the board; a copy of which is available on the company's website (www.mindspeed.com). Management is responsible for the preparation, presentation and integrity of the company's financial statements. Management is also responsible for establishing and maintaining adequate internal control over financial reporting and evaluating the effectiveness of the company's internal control over financial reporting. The independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the company's financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. Deloitte & Touche is also responsible for expressing opinions on management's assessment of the effectiveness of the company's internal control over financial reporting and on the effectiveness of the company's internal control over financial reporting.

        In this context, we met and held discussions throughout the year with management and Deloitte & Touche regarding the company's financial statements, management's assessment of the effectiveness of the company's internal control over financial reporting and Deloitte & Touche's evaluation of the company's internal control over financial reporting. Management and Deloitte & Touche represented to us that the company's consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. We also discussed with Deloitte & Touche matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

        We discussed with Deloitte & Touche such firm's independence from the company and its management, including the matters, if any, in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We also considered whether Deloitte & Touche's provision of audit and non-audit services to the company is compatible with maintaining independence.

        We discussed with the company's internal auditors and Deloitte & Touche the overall scope and plans for their respective audits. We met with the internal auditors and Deloitte & Touche to discuss the results of their examinations, the evaluations of the company's internal controls, disclosure controls and procedures and the overall quality and integrity of the company's financial reporting.

        Based on the reviews and discussions referred to above, we have recommended to the board that the audited financial statements be included in the company's annual report on Form 10-K for the fiscal year ended September 30, 2007 and retained Deloitte & Touche as the independent registered public accounting firm for the fiscal year ending September 30, 2008.

Audit Committee
Thomas A. Madden, Chairman Donald H. Gips Ming Louie Jerre L. Stead

PRINCIPAL ACCOUNTING FEES AND SERVICES

        The table below sets forth the aggregate fees billed by Deloitte & Touche LLP for professional services for fiscal year 2007 and fiscal year 2006.

Type of Fees	2007	2006
Audit fees(1)	$861,975	$917,692
Audit-related fees	—	—
Tax fees(2)	13,873	19,796
All other fees	—	—

Total	$875,847	$937,488

(1)
Audit fees consisted of fees for professional services rendered for the audit of our annual financial statements, review of our quarterly financial statements, services normally provided in connection with statutory and regulatory filings and audit of our internal control over financial reporting and attestation of management's report on the effectiveness of internal control over financial reporting.

(2)
Tax fees consisted of fees for professional services rendered for tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval of Audit and Non-Audit Services

        The audit committee's audit and non-audit services pre-approval policy provides for pre-approval of audit, audit-related, tax and all other services specifically described by the committee and individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy delegates to the chairman of the audit committee the authority to pre-approve non-audit services permitted by the Sarbanes-Oxley Act of 2002 up to a maximum for any one non-audit service of $50,000, provided that the chairman shall report any decisions to pre-approve such non-audit services to the full audit committee at its next regular meeting.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Did all directors and executive officers comply with Section 16(a) reporting requirements?

        Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal year 2007 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, except for one occasion in which Mr. Hamilton failed to file a complete Form 3 on a timely basis.

Stockholder Proposals

How may stockholders make proposals or director nominations for the 2009 annual meeting?

        Stockholders interested in submitting a proposal for inclusion in the proxy statement for the 2009 annual meeting may do so by submitting the proposal in writing to Mindspeed Technologies, Inc., 4000 MacArthur Boulevard, East Tower, Newport Beach, California 92660, Attention: Secretary. To be eligible for inclusion in our proxy statement, stockholder proposals must be received no later than October 28, 2008 and must comply with all applicable SEC requirements. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

        Our bylaws also establish an advance notice procedure with regard to nominations of persons for election to the board and stockholder proposals to be brought before an annual meeting. Stockholder proposals and nominations may not be brought before the 2009 annual meeting unless, among other things, the stockholder's submission contains certain information concerning the proposal or the nominee, as the case may be, and other information specified in our bylaws, and the stockholder's submission is received by us no earlier than the close of business on December 8, 2008, and no later than January 7, 2009. However, if the date of our 2009 annual meeting is more than 30 days before or more than 60 days after the anniversary of our 2008 annual meeting, this information must be delivered not earlier than the close of business on the 120th day prior to the 2009 annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of the 2009 annual meeting. Proposals or nominations not meeting these requirements will not be entertained at the 2009 annual meeting. Stockholders recommending candidates for consideration by the governance committee must provide the candidate's name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. These requirements are separate from, and in addition to, the SEC's requirements that a stockholder must meet in order to have a stockholder proposal included in the proxy statement. A copy of the full text of these bylaw provisions may be obtained on our website (www.mindspeed.com) or by writing to our secretary at the address above.

Proxy Solicitation Costs and Potential Savings

Who pays for the proxy solicitation costs?

        We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to stockholders. Copies of proxy solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names, which are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. One or more of telephone, email, facsimile or personal solicitation by our directors, officers or regular employees may supplement solicitation of proxies by mail. No additional compensation will be paid for such services. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be material.

What is "householding" of proxy materials and can it save the company money?

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to our secretary at the address above or by calling (949) 579-6283.

Annual Report on Form 10-K and Financial Statements

How will I receive the annual report?

        We have wrapped together the notice of the annual meeting, the chief executive officer's letter to stockholders, this proxy statement and our 2007 annual report on Form 10-K in one document. Additional exhibits to the Form 10-K not included in this mailing are available electronically at www.sec.gov. We will also furnish desired exhibits upon written request and payment of a fee of 10 cents per page covering our duplicating costs. Written requests should be directed to our secretary at the address above. Our 2007 annual report on Form 10-K (including exhibits thereto) and this proxy statement are also available on our website (www.mindspeed.com).

Code of Ethics

Does the company have a code of ethics and how may I obtain a copy?

        We have adopted a code of ethics entitled "Code of Business Conduct and Ethics," that applies to all employees, including our executive officers and directors. A copy of the code of business conduct and ethics is posted on our website (www.mindspeed.com). In addition, we will provide to any person without charge a copy of the code upon written request to our secretary at the address above. In the event that we make any amendment to, or grant any waiver from, a provision of the code of business conduct and ethics that requires disclosure under applicable rules, we will disclose such amendment or waiver and the reasons therefor as required by the SEC and NASDAQ.

Other Business

Will there be any other business conducted at the annual meeting?

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

PROPOSAL 1—ELECTION OF DIRECTORS

        As discussed above under the caption "Board of Directors—Election of Directors," the board has nominated Messrs. Hayashi, Louie and Madden for election to the board, each for a three year term expiring at our annual meeting in 2011. Unless marked otherwise, proxies received will be voted "FOR" the election of these three nominees, who currently serve as directors. If any such nominee for the office of director is unwilling or unable to serve as a nominee for the office of director at the time of the annual meeting, the proxies may be voted either for a substitute nominee designated by the proxy holders or by the board to fill such vacancy, or for the other nominees only, leaving a vacancy. The board has no reason to believe that any nominee will be unwilling or unable to serve if elected as a director.

        The board recommends that stockholders vote "FOR" approval of proposal 1—the election of Messrs. Hayashi, Louie and Madden as our directors for a term expiring at our annual meeting in 2011.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008. Services provided to our company and its subsidiaries by Deloitte & Touche LLP in fiscal year 2007 are described above under the caption "Principal Accounting Fees and Services" above. Additional information regarding our independent registered public accounting firm is provided in the report of the audit committee above. Representatives of Deloitte & Touche LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

        The board recommends that stockholders vote "FOR" approval of proposal 2—ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008.

        In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the audit committee and the board, but not resubmitted for approval by the company's stockholders.

PROPOSAL 3—APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND REDUCE AUTHORIZED SHARES OF COMMON STOCK

        With the exception of the anticipated post-reverse stock split share numbers and stock prices set forth or described in this proposal 3, numbers set forth in this proxy statement do not reflect the effect of the proposed reverse stock split.

General

        Our board of directors is seeking stockholder approval to amend our certificate of incorporation to effect a reverse stock split of our common stock at a ratio of between one-for-three and one-for-eight shares in the form set forth in Annex A to this proxy statement. A vote "FOR" proposal 3 will constitute approval of the amendment to our certificate of incorporation providing for the combination of any whole number of shares of our common stock between and including three and eight into one share of common stock and will grant the board of directors the authority to select which of the approved exchange ratios within that range will be implemented. If stockholders approve this proposal, the board of directors will have the authority, but not the obligation, in its sole discretion, and without further action on the part of our stockholders, to select one of the approved reverse stock split ratios and effect the approved reverse stock split by causing the amendment to our certificate of incorporation to be filed with the Delaware Secretary of State at any time after the approval of the amendment. If the reverse stock split is implemented, the amendment to our certificate of incorporation would also reduce the number of our authorized shares of common stock from 500 million to between approximately 166.7 million and 62.5 million shares (depending on the reverse stock split ratio selected by the board), but would not change the par value per share of our common stock or the number of authorized shares of preferred stock. The number of authorized shares of common stock will be rounded down to the nearest whole number.

        The board of directors believes that stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides the board with maximum flexibility to react to changing market conditions and achieve the purposes of the reverse stock split. If stockholders approve proposal 3, the reverse stock split will be effected, if at all, only upon a determination by the board that the reverse stock split is in the best interests of our company and our stockholders at that time. In connection with any determination to effect the reverse stock split, the board will set the time for such a split and select a specific ratio within the range, which ratio will be applicable both to the reverse stock split and the reduction in the number of authorized shares of common stock.

        The reverse stock split will become effective at the time specified in the amendment to our certificate of incorporation filed with with the Delaware Secretary of State. Beginning at the effective time of the reverse stock split, each common stock certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The reverse stock split will not change the percentage of common stock outstanding that any stockholder holds, except for any changes as a result of the treatment of fractional share interests.

        The board reserves the right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our company and our stockholders.

Purpose of the Reverse Stock Split

        The primary purpose for effecting the proposed reverse stock split is to increase the per share trading price of our common stock and decrease the number of outstanding shares of our common stock so as to:

  •
  bring the share price of our common stock, along with the number of shares of our common stock outstanding, to a range more appropriate for a NASDAQ-listed company and more in line with other semiconductor companies;

  •
  broaden the potential pool of investors that may be interested in investing in our company by attracting new investors who would prefer not to invest in shares that trade at low share prices;

  •
  make our common stock a more attractive investment to institutional investors;

  •
  reduce the relatively high transaction costs and commissions incurred by our stockholders due to our currently low per share trading price and high number of shares outstanding; and

  •
  illustrate more effectively the impact of our operational efforts and cost reductions by enhancing the visibility of any changes to our reported earnings per share.

        In addition, in connection with the reverse stock split, we believe that the number of authorized shares of our common stock should be decreased from 500 million shares to reflect the reverse stock split. Provided that the reverse stock split is effectuated, we do not anticipate that for the foreseeable future we will need 500 million shares of common stock authorized.

        Our common stock currently trades on the NASDAQ Global Market under the symbol "MSPD." NASDAQ has several continued listing criteria that companies must satisfy in order to remain listed on the exchange. One of these criteria is that our common stock have a closing bid price that is at least $1.00 per share. As of the date of this proxy statement, our common stock has closed under the minimum bid price requirement. On February 19, 2008, the closing bid price of our common stock on the NASDAQ Global Market was $0.68. The board believes that the reverse stock split is likely to result in a significant increase in the trading price of our common stock that reduces the risk that our common stock fails to satisfy the NASDAQ minimum bid price requirement for continued listing.

        Although the board of directors believes that the reverse stock split will produce a sufficiently high trading price for our common stock, many other factors, such as our financial results, market conditions and the state of our industry may adversely affect the market price of our common stock. As a result, the market price of our common stock may decline in the future, potentially jeopardizing our ability to meet NASDAQ listing requirements. Even if our stock price satisfies the applicable NASDAQ minimum bid price listing requirements, we may fail to meet other listing requirements. Any increase in the liquidity of our common stock due to a higher price per share may be partially or entirely offset by a reduction in liquidity due to the fewer number of shares issued and outstanding after the reverse stock split. Furthermore, the reverse stock split will likely increase the number of common stock holdings that are not divisible by 100, which may make these shares more difficult to sell and could result in higher selling costs.

        In determining to authorize the proposed reverse stock split, and in light of the foregoing, the board of directors considered, among other things, that a sustained higher per share price of our common stock, which should result from the reverse stock split, might heighten the interest of the financial community and potentially broaden the pool of investors that may consider investing in our company, possibly increasing the trading volume and liquidity of our common stock. Our board of directors, with the advice of its financial advisor, has determined that investors who would otherwise be potential investors in our common stock would prefer to invest in shares that trade at a price range more appropriate for a company listed on the NASDAQ Global Market rather than shares that trade at low share prices. Our board of directors has approved the range of possible ratios with the expectation that the reverse split would result in a per-share price in a more appropriate range.

        In addition, the board considered that, as a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels. For the same reason, brokers often discourage their customers from purchasing such stocks. The board believes that some of these concerns may be lessened to the extent that the price per share of our common stock remains at a higher per share price as a result of the reverse stock split.

        The board also considered that the structure of trading commissions, which are often set at a fixed price per share, tend to have an adverse impact on holders of lower-priced securities because the brokerage commissions on a sale of lower-priced securities generally represent a higher percentage of the sales prices than the commissions on relatively higher-priced issues, which may discourage trading in such lower-priced securities. A reverse stock split could result in a price level for our common stock that may reduce the adverse effect trading commissions have on the tendencies of certain of our stockholders to trade in our common stock. Moreover, a reverse stock split would reduce the actual transaction costs imposed on those investors who pay commissions on trades of our common stock based on the number of shares actually traded.

        In addition, the board believes that the total number of shares of our common stock currently outstanding is disproportionately large relative to our present market capitalization and that a reverse stock split would bring the number of outstanding shares to a level more in line with other semiconductor companies with comparable market capitalizations. Moreover, the board considered that when the number of outstanding shares of common stock is unreasonably large in relation to a company's earnings, a significant positive change in net earnings is required to create a noticeable improvement, in absolute terms, in such company's reported earnings per share levels. If we were to effect a reverse stock split and decrease the number of shares outstanding, our investors could more easily understand the impact on earnings per share attributable to the operational efforts of our management.

        In evaluating whether or not to authorize the proposed reverse stock split, in addition to the considerations described above, the board of directors also took into account various negative factors associated with a reverse stock split. These factors include: (i) the negative perception of reverse stock splits held by some investors, analysts and other stock market participants; (ii) the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; (iii) the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and (iv) the costs associated with implementing a reverse stock split. Also, other factors such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the price of our common stock would be maintained at the per share price in effect immediately following the effective time of the reverse stock split.

        Stockholders should recognize that if a reverse split is effected, they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the reverse stock split divided by the applicable number within the approved range). While we expect that the reverse split will result in an increase in the per share price of our common stock, the reverse stock split may not increase the per share price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the per share price (which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding).

        If a reverse stock split is effected and the per share price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse split will likely increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Accordingly, a reverse stock split may not achieve the desired results that have been outlined above.

        The board of directors considered all of the foregoing factors, and determined that submitting proposal 3 for approval by stockholders is in the best interests of our company and our stockholders. As noted above, even if stockholders approve the reverse stock split, the board of directors reserves the right not to effect the reverse stock split if the board does not deem it to be in the best interests of our company or in the best interests of our stockholders.

Impact of the Proposed Reverse Stock Split if Implemented

        If approved and effected, the reverse stock split will be realized simultaneously for all of our common stock, and the ratio will be the same for all of our common stock. The reverse stock split will affect all holders of our common stock uniformly and will not affect any stockholder's percentage ownership interest in our company, except to the extent that the reverse stock split would result in any holder of our common stock receiving cash in lieu of fractional share interests. As described below, holders of our common stock otherwise entitled to fractional share interests as a result of the reverse stock split will receive a cash payment in lieu of such fractional share interests. These cash payments will reduce the number of post-reverse stock split holders of our common stock to the extent there are concurrently stockholders who would otherwise receive less than one share of common stock after the reverse stock split. In addition, the reverse stock split will not affect any stockholder's proportionate voting power (subject to the treatment of fractional share interests).

        The principal effects of the reverse stock split will be that:

  •
  depending on the ratio for the reverse stock split selected by the board, each three to eight shares of our common stock owned by a stockholder will be combined into one share of common stock;

  •
  the number of shares of common stock issued and outstanding will be reduced from approximately 117.5 million shares to a range of approximately 39.2 million shares to 14.7 million shares, depending upon the reverse stock split ratio selected by the board;

  •
  proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding warrants and options entitling the holders to purchase shares of our common stock, which will result in approximately the same aggregate price being required to be paid for such warrants and options upon exercise immediately preceding the reverse stock split, and proportionate adjustments will be made to the number of shares subject to restricted stock awards and restricted stock units;

  •
  the number of shares reserved for issuance under our existing stock incentive plans will be reduced proportionately based upon the reverse stock split ratio selected by the board;

  •
  the number of shares of common stock into which our outstanding convertible senior notes may be converted and the conversion price of the notes will be adjusted proportionately based upon the reverse stock split ratio selected by the board; and

  •
  based upon the reverse stock split ratio selected by the board, proportionate adjustments will be made to the number of shares of Series A junior participating preferred stock that will be purchasable upon the exercise of the rights granted to holders of common stock pursuant to our stockholder rights agreement.

        The following table summarizes the effect on our authorized and outstanding common stock following the proposed reverse stock split at the ratios that the board may determine in its discretion (based on shares of common stock outstanding at January 31, 2008):

Reverse Stock Split Ratio	Authorized Common Stock	Outstanding Common Stock (approximate)
Pre-Split	500,000,000	117.5 million
1-for-3	166,666,666	39.2 million
1-for-4	125,000,000	29.4 million
1-for-5	100,000,000	23.5 million
1-for-6	83,333,333	19.6 million
1-for-7	71,428,571	16.8 million
1-for-8	62,500,000	14.7 million

        The reverse stock split will not affect the number of authorized shares of preferred stock. Immediately following the effective time of the reverse stock split, we will continue to have 25 million authorized shares of preferred stock, all of which are unissued at this time. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of our common stock will be diluted.

        In addition, if approved and implemented, the reverse stock split may result in some stockholders owning "odd lots" of less than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares. The board believes, however, that these potential effects are substantially outweighed by the benefits of the reverse stock split.

        If the proposed reverse stock split is implemented, our common stock will continue to be reported on the NASDAQ Global Market under the symbol "MSPD" (although the letter "D" will be added to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

Fractional Share Interests

        We will not issue fractional certificates for post-reverse stock split shares in connection with the reverse stock split. Instead, our transfer agent will aggregate all fractional share interests and sell them as soon as practicable after the effective time of the reverse stock split at the then-prevailing prices on the open market, on behalf of those holders who would otherwise be entitled to receive a fractional share interest. We expect that it may take several days for our transfer agent to sell all of the aggregated fractional share interests of common stock. After completing such sale, stockholders otherwise entitled to receive a fractional share interest will receive a cash payment from our transfer agent in an amount equal to their pro rata share of the total net proceeds of that sale. The proceeds of such sale will be subject to federal income tax, as described further below under the caption "Proposal 3—Approval of Amendment to Certificate of Incorporation to Effect a Reverse Stock Split and Reduce Authorized Shares of Common Stock—Federal Income Tax Consequences of the Reverse Stock Split." In addition, such stockholders will not be entitled to receive interest for the period of time between the effective time of the reverse stock split and the date they receive payment for the fractional share interest.

        The ownership of a fractional share interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

        Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, sums due for fractional share interests that are not timely claimed after the effective time of the reverse stock split may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Registered and Beneficial Holders of our Common Stock

        Upon the effectiveness of the reverse stock split, shares held by stockholders in "street name," through a bank, broker or other nominee, will be treated in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in "street name." However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and treatment of fractional share interests. If a stockholder holds shares of our common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered "Book-Entry" Holders of Common Stock

        Registered holders of our common stock may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

        If a stockholder holds registered shares in book-entry form, no action needs to be taken to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will be sent to the stockholder's address of record indicating the number of shares of common stock held following the reverse stock split.

        If a stockholder is entitled to a payment in lieu of any fractional share interest, a check will be mailed to the stockholder's registered address as soon as practicable after the effective time of the reverse stock split. By signing and cashing the check, stockholders will warrant that they owned the shares of common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. In addition, stockholders will not be entitled to receive interest for the period of time between the effective time of the reverse stock split and the date payment is received.

Effect on Registered Certificated Shares

        Our transfer agent, Mellon Investor Services, LLC, will act as exchange agent for purposes of implementing the exchange of registered certificated shares of common stock. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing such shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in a letter of transmittal the exchange agent will send to stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any pre-reverse stock split shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for post-reverse stock split shares.

        No stockholder will be required to pay a transfer or other fee to exchange his, her or its certificates.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Matters

        The reverse stock split will not affect the par value of our common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to our common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the board of directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of common stock will be restated because there will be fewer shares of common stock outstanding.

No Appraisal Rights

        Under the Delaware General Corporation Law, stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

        The following is a summary of certain material United States federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split. This summary is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse split shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any state of the United States or the District of Columbia; (iii) an estate the income of which is subject to federal income tax regardless of its source; or (iv) a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decision of the trust.

        Other than the cash payments for fractional share interests discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split.

        In the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received), the tax basis will be the same as the stockholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefore. In general, stockholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder's holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split. The receipt of cash instead of a fractional share interest in common stock by a United States holder of common stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional share interests as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder's holding period is greater than one year as of the effective time of the reverse stock split. Each stockholder who is to receive cash in the reverse stock split will be required to furnish the stockholder's social security number or taxpayer identification number. Failure to provide this information may result in backup withholding.

        The foregoing summary regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Vote Required and Board Recommendation

        The affirmative vote of the holders of a majority of the outstanding shares of common stock will be required to approve the authorization of the board of directors to effect the reverse stock split by amendment of our certificate of incorporation. As a result, an abstention or a broker non-vote will have the effect of a negative vote.

        The board recommends that stockholders vote "FOR" approval of proposal 3—approval of an amendment to our certificate of incorporation to effect a reverse stock split at a ratio of between one-for-three and one-for-eight shares, at the discretion of the board of directors, and to reduce the number of authorized shares of common stock by the same ratio.

ANNEX A

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
MINDSPEED TECHNOLOGIES, INC.
(Pursuant to Section 242 of the Delaware General Corporation Law)

        The undersigned,                         and                         , hereby certify that:

        FIRST:    They are the President and Secretary, respectively, of Mindspeed Technologies, Inc., a Delaware corporation (the "Corporation"), the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on July 30, 2001.

        SECOND:    This Certificate of Amendment to the Restated Certificate of Incorporation amends Article FOURTH of the Restated Certificate of Incorporation of the Corporation by deleting the first paragraph of Article FOURTH and substituting in lieu thereof the following new first, second and third paragraphs of Article FOURTH, to read in their entirety as follows:

          "The total number of shares of all classes of stock which the Corporation shall have authority to issue is [191,666,666] [150,000,000] [125,000,000] [108,333,333] [96,428,571] [87,500,000], of which 25,000,000 shares of the par value of $0.01 each are to be of a class designated Preferred Stock and [166,666,666] [125,000,000] [100,000,000] [83,333,333] [71,428,571] [62,500,000] shares of the par value of $0.01 each are to be of a class designated Common Stock.

          Upon the filing and effectiveness of this amendment to the Restated Certificate of Incorporation (the "Effective Time"), every [three (3)] [four (4)] [five (5)] [six (6)] [seven (7)] [eight (8)] shares of the Corporation's common stock, par value $.01 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time will be automatically and without any action on the part of the respective holders thereof, combined and reclassified into one (1) share of the Corporation's common stock, par value $.01 per share (the "New Common Stock") (and such combination and conversion, the "Reverse Stock Split").

          Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the Reverse Stock Split and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to Mellon Shareholder Services, LLC, the transfer agent, as agent for the accounts of all holders of record of Old Common Stock and otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional share interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of the prevailing market prices of the New Common Stock at the time of the sale. After such sale and upon the surrender of the stockholders' stock certificates, the transfer agent will pay to such holders of record their pro rata share of the total net proceeds derived from the sale of the fractional share interests. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional share interests of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old

A-1

  Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional share interests of New Common Stock to which such holder may be entitled as set forth above."

        THIRD:    This Certificate of Amendment to the Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

        FOURTH:    The effective time of this Certificate of Amendment to the Restated Certificate of Incorporation and the amendment effected hereby shall be 11:59 p.m. EDT/EST on                        , 20    .

        IN WITNESS WHEREOF,    the undersigned has executed this Certificate of Amendment to the Restated Certificate of Incorporation on this            day of                        , 20    .

MINDSPEED TECHNOLOGIES, INC.

By:	Name: Title:
By:	Name: Title:

A-2

PROXY
MINDSPEED TECHNOLOGIES, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Raouf Y. Halim and Simon Biddiscombe, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Mindspeed Technologies, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Mindspeed Technologies, Inc. to be held on April 7, 2008, or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

        To vote in accordance with the Board of Directors' recommendations just sign and date the other side; no boxes need to be checked.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Bring this admission ticket with you to the meeting on April 7, 2008. Do not mail.

        This admission ticket admits you to the meeting. You will not be let in to the meeting without an admission ticket or other proof of stock ownership as of February 7, 2008, the record date.

ADMISSION TICKET
MINDSPEED TECHNOLOGIES, INC.
2008 Annual Meeting of Stockholders

April 7, 2008
2:00 P.M. Local Time

The Westin South Coast Plaza
686 Anton Boulevard
Costa Mesa, California 92626

NOTE: Seating at the Annual Stockholders Meeting will be limited, therefore, request or receipt of an Admission Ticket does not guarantee the availability of a seat.

NON-TRANSFERABLE	NON-TRANSFERABLE

Where a vote is not specified, the proxies will vote the shares represented by the proxy FOR the election of directors and FOR proposals 2 and 3 and will vote in accordance with their discretion on such other matters as may properly come before the meeting.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
1.
ELECTION OF DIRECTORS:

01 Michael T. Hayashi            02 Ming Louie            03 Thomas A. Madden

FOR	WITHHELD FOR ALL
☐	☐

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

		FOR	AGAINST	ABSTAIN
2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.
	APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT BY A RATIO OF BETWEEN 1-FOR-3 AND 1-FOR-8 SHARES, AT THE DISCRETION OF THE BOARD OF DIRECTORS, AND TO REDUCE AUTHORIZED SHARES OF COMMON STOCK BY THE SAME RATIO	☐	☐	☐

I/We plan to attend the meeting. (Please detach admittance card below and bring to the meeting.)	☐
Signature	Signature if held jointly	Date:	, 2008

If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the name of more than one person, each person should sign the proxy card. Please sign, date and return the proxy card promptly using the enclosed envelope.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time on April 6, 2008.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/mspd		TELEPHONE 1-866-540-5760
Use the internet to vote. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

THANK YOU FOR VOTING.

TO VIEW THE ANNUAL REPORT ON FORM 10-K AND PROXY STATEMENT ONLINE GO TO: http://www.mindspeed.com	Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

QuickLinks

  ABOUT THE MEETING AND VOTING
  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  BOARD OF DIRECTORS
Election of Directors
Board Committees and Meetings; Director Independence
Stockholder Communications with Directors
Compensation Committee Interlocks and Insider Participation
  EXECUTIVE OFFICERS
  EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Nonqualified Deferred Compensation
Potential Payments upon Termination or Change-in-Control
Director Compensation
  EQUITY COMPENSATION PLAN INFORMATION
  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
  COMPENSATION COMMITTEE REPORT
  AUDIT COMMITTEE REPORT
  PRINCIPAL ACCOUNTING FEES AND SERVICES
  OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Stockholder Proposals
Proxy Solicitation Costs and Potential Savings
Annual Report on Form 10-K and Financial Statements
Code of Ethics
Other Business
  PROPOSAL 1—ELECTION OF DIRECTORS
  PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
  PROPOSAL 3—APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND REDUCE AUTHORIZED SHARES OF COMMON STOCK
ANNEX A
CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF MINDSPEED TECHNOLOGIES, INC. (Pursuant to Section 242 of the Delaware General Corporation Law)